Exhibit 4.2

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LOAN AGREEMENT

DATED AS OF JUNE 7, 2021

BETWEEN

WAYGAR CAPITAL INC.,

AS AGENT FOR

NINEPOINT CANADIAN SENIOR DEBT MASTER FUND L.P.

AS LENDER

AND

THE VERY GOOD FOOD COMPANY INC.

AS BORROWER

AND

THE GUARANTORS PARTY HERETO

TABLE OF CONTENTS

SECTION 1 – AMOUNT AND TERMS OF CREDIT		1
1.1	Loans	1
1.2	Term and Prepayment	2
1.3	Use of Proceeds	2
1.4	Obligations	2
1.5	Interest	2
1.6	Cash Management System	3
1.7	Fees	3
1.8	Receipt of Payments	4
1.9	Application and Allocation of Payments	4
1.10	Accounting	4
1.11	Indemnity	4
1.12	Borrowing Base	5
1.13	Increase in Maximum Amount in respect of the Revolving Credit Loan	5

SECTION 2 – CONDITIONS PRECEDENT		5
2.1	Conditions to the Initial Loans	5
2.2	Further Conditions to the Loans	6
2.3	Warrants	7

SECTION 3 – REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS		7
3.1	Corporate Existence; Compliance with Law	7
3.2	Executive Offices; Corporate or Other Names	8
3.3	Corporate Power; Authorization; Enforceable Obligations	8
3.4	Financial Statements and Projections; Books and Records	8
3.5	Material Adverse Change	8
3.6	Real Estate; Property	9
3.7	Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness	9
3.8	Government Regulations	9
3.9	Taxes; Charges	9
3.10	Payment of Obligations	10
3.11	Pension Plans	10
3.12	Litigation	11
3.13	Intellectual Property	11
3.14	Full Disclosure/Know Your Customer	12
3.15	Environmental Matters	12
3.16	Insurance	12
3.17	Bank Accounts	13
3.18	Accounts and Inventory	13
3.19	Conduct of Business	13
3.20	Material Contracts	13
3.21	Further Assurances	13
3.22	Default	14
3.23	Anti-Corruption; Anti-Money Laundering	14

SECTION 4 – FINANCIAL REPORTS, INFORMATION AND NOTICES		14
4.1	Reports and Information	14
4.2	Notices	15

SECTION 5 – FINANCIAL AND NEGATIVE COVENANTS		16
5.1	Financial Covenants	16
5.2	Negative Covenants	17

SECTION 6 – LENDER’S RIGHTS		19
6.1	Lender’s Rights	19

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SECTION 7 – EVENTS OF DEFAULT, RIGHTS AND REMEDIES		21
7.1	Events of Default	21
7.2	Remedies	23
7.3	Waivers by Credit Parties	24
7.4	Proceeds	24

SECTION 8 – MISCELLANEOUS		24
8.1	Complete Agreement; Modification of Agreement	24
8.2	Expenses	25
8.3	Non-North American Equipment	25
8.4	No Waiver	25
8.5	Severability; Section Titles	25
8.6	Authorized Signature	26
8.7	Notices	26
8.8	Counterparts	26
8.9	Assignments	26
8.10	Time of the Essence	27
8.11	Governing Law	27
8.12	Submission to Jurisdiction; Waiver of Jury Trial	27
8.13	Press Releases	27
8.14	Reinstatement	28
8.15	Illegality	28
8.16	Set Off and Survival	28
8.17	Increased Costs	28
8.18	Conflict	29
8.19	Interpretation	29

SECTION 9 – SPECIAL PROVISIONS		30
9.1	Interest Act (Canada)	30
9.2	Excess Resulting from Exchange Rate Change	30
9.3	Judgment Currency	30

INDEX OF EXHIBITS AND SCHEDULES

Schedule A:	Definitions
Schedule B:	Lender’s and Borrower’s Addresses for Notices
Schedule C:	Cash Management System
Schedule D:	Fees
Schedule E:	Schedule of Documents
Schedule F:	Material Contracts
Disclosure Schedule (3.2):	Corporate Names
Disclosure Schedule (3.6):	Real Estate; Property
Disclosure Schedule (3.7):	Shares; Affiliates
Disclosure Schedule (3.9):	Taxes
Disclosure Schedule (3.11):	Pension Plans
Disclosure Schedule (3.12):	Litigation
Disclosure Schedule (3.13):	Intellectual Property
Disclosure Schedule (3.15):	Environmental Matters
Disclosure Schedule (3.16):	Insurance
Disclosure Schedule (5.2(b)):	Indebtedness
Disclosure Schedule (5.2(e)):	Liens
Exhibit A:	Form of Notice of Advance
Exhibit B:	Other Required Reports and Information
Exhibit C:	Form of Borrowing Base Certificate
Exhibit D:	Form of Compliance Certificate

- ii -

THIS LOAN AGREEMENT is dated as of June 7, 2021 and agreed to by and between The Very Good Food Company Inc. (“Borrower”), each other Credit Party executing this Agreement, and Waygar Capital Inc., as agent for Ninepoint Canadian Senior Debt Master Fund L.P. (“Lender”).

RECITALS:

A.	Borrower desires to obtain the Loans and other financial accommodations from Lender and Lender is willing to provide the Loans and accommodations all in accordance with the terms of this Agreement;

B.

Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern; and

C.

All schedules, attachments, addenda and exhibits hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the parties hereto agree as follows:

SECTION 1 – AMOUNT AND TERMS OF CREDIT

1.1	Loans

(a)

Subject to the terms and conditions of this Agreement, from the Closing Date and until the Commitment Termination Date: (i) Lender agrees to make available advances (each, a “Revolving Credit Advance”) in $ based upon the Canadian Dollar Interest Rate or US$ based upon the US Dollar Interest Rate, in an aggregate outstanding amount not to exceed the Borrowing Availability for the Revolving Credit Loan; and (ii) Lender agrees to make available advances (each, a “Term Loan Advance”) in $ based upon the Canadian Dollar Interest Rate or US$ based upon the US Dollar Interest Rate, in an aggregate outstanding amount not to exceed the Borrowing Availability for the Term Loan. Advances under the Revolving Credit Loan shall be capable of being repaid and re-borrowed, subject to the terms and conditions hereof. Advances under the Term Loan shall not be permitted to be repaid and reborrowed, and any repayment under the Term Loan shall permanently reduce the Maximum Amount of the Term Loan available hereunder.

(b)

Borrower shall request each Advance by written notice to Lender substantially in the form of Exhibit A (each a “Notice of Advance”) given no later than 1:00 p.m. (Toronto time) two (2) Business Days prior to the Business Day of the proposed advance and within two (2) Business Days of the delivery of the documents and information provided for in Section 4.1(a) Lender shall be fully protected under this Agreement in relying upon, and shall be entitled to rely upon: (i) any Notice of Advance believed by Lender to be genuine; and (ii) the assumption that the Persons making electronic requests or executing and delivering a Notice of Advance were duly authorized, unless the responsible individual acting thereon for Lender shall have actual knowledge to the contrary. As an accommodation to Borrower, Lender may permit telephonic (which shall, promptly upon request be confirmed in writing by Borrower), electronic, or email requests for an Advance and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honouring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to

Lender by Borrower, and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

(c)	In making any Loan hereunder Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to Lender by Borrower and other information available to Lender.

1.2	Term and Prepayment

(a)

Upon the Commitment Termination Date, the obligation of Lender to make Advances and extend other credit hereunder shall immediately terminate and Borrower shall pay to Lender in full, in cash: (i) all outstanding Advances and all accrued but unpaid interest thereon; (ii) an amount sufficient to enable Lender to hold cash collateral as may be required, solely to the extent of any Obligations remaining outstanding after repayment; and (iii) all other non-contingent Obligations due to Lender.

(b)

If the Revolving Credit Loan shall at any time exceed the Borrowing Availability applicable to the Revolving Credit Loan, or the Term Loan shall at any time exceed the Borrowing Availability applicable to the Term Loan, then Borrower shall immediately repay the applicable Loan in the amount of such excess.

(c)

Borrower shall have the right, at any time upon fifteen (15) days’ prior written notice to Lender to: (i) terminate voluntarily Borrower’s right to receive or benefit from, and Lender’s obligation to make Advances; and (ii) prepay all of the Obligations. Following receipt of such notice by Lender, the effective date of termination of the Loans specified in such notice shall be deemed to be the Commitment Termination Date. If Borrower exercises its right of termination and prepayment, or if Lender’s obligation to make Loans is terminated for any reason prior to the Maturity Date then in effect (including as a result of the occurrence of a Default), Borrower shall pay to Lender the applicable Prepayment Fee.

1.3	Use of Proceeds

Borrower shall use the proceeds of the Loans: (i) for working capital; (ii) in the case of the Term Loan, to support the purchase of Equipment; and (iii) for other permitted general corporate purposes (including, for certainty, for the purposes of making acquisitions permitted under Section 5.2(a)).

1.4	Obligations

The Loans and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

1.5	Interest

(a)

Borrower shall pay interest to Lender on the aggregate outstanding Advances at a rate equal to the Canadian Dollar Interest Rate or the US Dollar Interest Rate, as applicable per annum (the “Revolving Credit Rate”), and, on the outstanding balance of the Term Loan at a rate equal to the Canadian Dollar Interest Rate or the US Dollar Interest Rate, as applicable per annum (the “Term Loan Rate”). All computations of interest shall be made by Lender on the basis of a three hundred and sixty-five (365) or three hundred and sixty-six (366), as applicable, day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable and shall be calculated daily and compounded (if unpaid) in arrears on the last day of each calendar month.

(b)	Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(c)

Interest shall be payable on the Advances: (i) in arrears for the preceding calendar month on the last Business Day of each calendar month; (ii) on the Commitment Termination Date; and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(d)

Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate and the Term Loan Rate shall in the discretion of Lender be increased by five percentage points (5%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(e)

If any interest or any other payment (including Unused Line Fees and Collateral Monitoring Fees) to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(f)

The Borrower hereby acknowledges and confirms that it understands the conversion formulas and how to calculate any annual rate of interest contemplated in this Section and any and all fees due and payable under this Agreement. Lender agrees that promptly upon request by the Borrower from time to time it will assist the Borrower in calculating the effective annual rate of interest required to be disclosed pursuant to section 4 of the Interest Act (Canada).

(g)

Notwithstanding any provision of this Agreement and any other Loan Document, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable under any Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under any Loan Document lawfully permitted by that section, nor shall the interest payable under any Loan Document exceed the rate of interest which may be lawfully charged by any other Applicable Laws having application to interest payable under any Loan Document, and, if any payment, collection or demand pursuant to any Loan Document in respect of “interest” (as defined in that section) or under any such other Applicable Laws is determined to be contrary to the provisions of that section or such other Applicable Laws, such payment, collection or demand shall be deemed to have been made by mutual mistake of Borrower and Lender and the amount of such payment or collection shall be refunded to Borrower. For the purpose of this Agreement, and to the extent permitted by Applicable Law, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the facilities hereunder and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender will be prima facie evidence of such rate.

1.6	Cash Management System

On or prior to the Closing Date and until the Termination Date, Borrower will establish and maintain the cash management system described in Schedule C. All payments in respect of the Collateral shall be made to or deposited in the Blocked Accounts described in Schedule C in accordance with the terms thereof.

1.7	Fees

Borrower agrees to pay to Lender the Fees set forth in Schedule D on the dates noted therein.

1.8	Receipt of Payments

Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.9) without set-off, counterclaim or deduction and free and clear of all Taxes on the day when due in lawful money of Canada in immediately available funds to the Blocked Accounts. If Borrower shall be required by Applicable Law to deduct or withhold any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions and withholdings, Lender receives an amount equal to that which it would have received had no such deductions and withholdings been made. For purposes of computing interest and Fees, all payments shall be deemed received by Lender one (1) Business Day following receipt of immediately available funds in the Blocked Accounts.

1.9	Application and Allocation of Payments

Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made Revolving Credit Advances on behalf of Borrower, for: (a) payment of all Fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents; (b) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral; or (c) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, even if the making of any such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees to repay immediately, in cash, any amount by which the Revolving Credit Loan exceeds the Borrowing Availability.

1.10	Accounting

Lender is authorized to record on its books and records the date and amount of each Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay any of the Obligations. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.

1.11	Indemnity

Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold Lender and its Affiliates, and their respective employees, officers, directors, professional advisors and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with any dispute between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or wilful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR

THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.12	Borrowing Base

The Borrowing Base shall be determined by Lender (including the eligibility of Accounts and Inventory) based on the most recent Borrowing Base Certificate delivered to Lender in accordance with Section 4.1(a).

1.13	Increase in Maximum Amount in respect of the Revolving Credit Loan

The Borrower may, at any time and from time to time, increase the Maximum Amount in respect of the Revolving Credit Loan on not less than thirty (30) days’ advance written notice (the “Increase Notice”). The right to increase the Maximum Amount in respect of the Revolving Credit Loan shall be subject to the following:

(a)

the Lender shall have received an executed Increase Notice, which Increase Notice shall set forth the amount of the proposed increase in the Maximum Amount in respect of the Revolving Credit Loan, not less than thirty (30) days’ in advance of the date on which the increase to the Maximum Amount is proposed to take effect;

(b)

the amount of the proposed increase in the Maximum Amount in respect of the Revolving Credit Loan is not less than $5,000,000 (or the remaining amount of the Maximum Amount in respect of the Revolving Credit Loan, if the same is less than $5,000,000); and

(c)

no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered to the Agent an officer’s certificate confirming the same and otherwise confirming (i) its corporate authorization to make such increase, (ii) that all representations and warranties made by each of the Credit Parties in or pursuant to the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date thereof as if made on and as of such date and (iii) that no consents, approvals or authorizations are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended); each as at the effective date of such increase.

SECTION 2 – CONDITIONS PRECEDENT

2.1	Conditions to the Initial Loans

Lender shall not be obligated to make any of the Loans or to perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:

(a)	the Loan Documents to be delivered on or before the Closing Date shall have been duly executed and delivered by the appropriate parties, all as set forth in the Schedule of Documents (Schedule E);

(b)

Lender shall have received and shall be satisfied with such estoppel letters, landlord (in a form and substance acceptable to Lender in its sole discretion), mortgagee, processor and bailee or third party distributor waivers and such other consents (including consents from Governmental Authorities) as Lender may require in its discretion, provided that any such estoppel letter or waivers where Lender has taken an Availability Reserve shall not be a condition precedent to the making of any of the Loans;

(c)	Lender shall have received and shall be satisfied with such subordination and intercreditor agreements as Lender may require in its discretion;

(d)

the insurance policies provided for in Section 3.16 shall be in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favour of Lender as required under such Section;

(e)

Lender shall have received an opinion of counsel to each of the Credit Parties (including a standard enforceability opinion) with respect to each Loan Document to which such Credit Party is a party, in form and substance satisfactory to Lender, acting reasonably;

(f)	Lender (and where applicable, Lender’s counsel) shall have completed and be satisfied with the results of all business, environmental and legal due diligence;

(g)	Lender shall have received, and be satisfied with, the results of Credit Parties’ Equipment appraisal conducted by an appraisal firm acceptable to Lender;

(h)	Lender shall have been provided with, and be satisfied with, its review of Credit Parties’ documents regarding its corporate and capital structure, Material Contracts and debt instruments;

(i)	Lender shall have reviewed and be satisfied with Credit Parties’ customers’ contracts, and, if requested by Lender, the purchase orders relating thereto;

(j)	Lender shall have completed and be satisfied with the results of the background and reference checks on Credit Parties’, and senior management of the Credit Parties; and

(k)

Lender shall have received, and same shall continue to be valid and current, certified copies of all the constating documents, by-laws and resolutions of the directors (or partners, members or shareholders as required by Lender) authorizing the Loan Documents, and certificates of incumbency, for Borrower and each other Credit Party.

2.2	Further Conditions to the Loans

Lender shall not be obligated to fund any Loan (including the initial Loans), if, as of the date thereof:

(a)

any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date;

(b)

any event or circumstance, which has had or reasonably could be expected to have a Material Adverse Effect, shall have occurred since the date of the most recent Financial Statement delivered pursuant to Section 4.1;

(c)	any Default shall have occurred and be continuing or would result after giving effect to such Loan;

(d)	Lender shall have received a Borrowing Base Certificate in form an substance reasonably satisfactory to the Lender; and

(e)

after giving effect to such Loan, the Revolving Credit Loan would exceed the Borrowing Availability applicable to the Revolving Credit Loan, or the Term Loan would exceed the Borrowing Availability applicable to the Term Loan.

The request and acceptance by Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date of such request and the date of such acceptance: (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied; and (ii) a restatement by Borrower of each of the representations and warranties made by it in each Loan Document and a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Loan Documents.

2.3	Warrants

The Borrower will continue to use its reasonable commercial efforts to obtain TSX Venture Exchange approval (“TSXV Approval”) to grant to the Lender common share purchase warrants, in a form satisfactory to the Lender, to acquire 225,000 common shares in the capital of the Borrower for a period of 60 months, with an exercise price equal to 25% above the closing price as of the business day prior to the Closing Date. Upon receipt of TSXV Approval, the Borrower shall promptly deliver a certificate representing the aforementioned warrants to the Lender, together with such certificates and opinions regarding the same as the Lender may reasonably require. The Lender represents that it is an “accredited investor” as such term is defined in the National Instrument 45-106, Prospectus Exemption and satisfies the criteria under paragraph (m) thereunder.

SECTION 3 – REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement and to make the Loans, Borrower and each other Credit Party executing this Agreement represent and warrant to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Lender at all times until the Termination Date as follows:

3.1	Corporate Existence; Compliance with Law

Each Credit Party:

(a)

is, as of the Closing Date, and will continue to be: (i) a corporation, partnership or limited liability company, as applicable, duly organized, validly existing, duly qualified or registered and in good standing under the Applicable Laws of the jurisdiction of its incorporation or formation; (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and (iii) in compliance with all Requirements of Law, including without limitation, Applicable Laws relating to food safety and the prevention of money laundering and terrorist financing and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)

has and will continue to have: (i) the requisite power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted; and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Credit Party which are necessary or appropriate for the conduct of its business; and

(c)	is not an “insolvent person” as such term is defined in the BIA.

3.2	Executive Offices; Corporate or Other Names

The location of each Credit Party’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including, in each case, the county of such locations, to the extent applicable) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), no Credit Party has been known as or conducted business in any other name (including trade or business names).

3.3	Corporate Power; Authorization; Enforceable Obligations

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the creation by such Credit Party of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party; (d) do not and will not result in the creation or imposition of any Lien (other than in favour of Lender) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person that has not been obtained. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Credit Party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar Applicable Laws affecting creditors’ rights generally.

3.4	Financial Statements and Projections; Books and Records

(a)

The Financial Statements delivered by Borrower to Lender for its most recently ended Fiscal Year and Fiscal Quarter, are true, correct and complete and reflect fairly and accurately the financial condition of Borrower as of the date of each such Financial Statement in accordance with GAAP. The Projections most recently delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections; and

(b)

each of Borrower and the other Credit Parties shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, shall be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5	Material Adverse Change

Between the date of the most recent audited Financial Statements delivered to Lender for each Credit Party and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Projections delivered prior to the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) there has been no material deviation from such Projections; and (c) no events have occurred which alone or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge, no third party is in default, under or with respect to any of its Contractual Obligations, which alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6	Real Estate; Property

The real estate listed in Disclosure Schedule (3.6) constitutes, as of the Closing Date, all of the real property owned, leased, or used by each Credit Party in its business, and such Credit Party will not execute any material agreement or contract in respect of such real estate after the date of this Agreement without giving Lender prompt prior written notice thereof. Each Credit Party holds and will continue to hold good and marketable fee simple title to all of its owned real estate, and good and marketable title to all of its other properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Credit Party are or will be subject to any Liens, except Permitted Encumbrances. With respect to each of the premises identified in Disclosure Schedule (3.6) on or prior to the Closing Date a bailee, third party distributor, landlord or mortgagee waiver acceptable to Lender has been obtained except as expressly noted in Disclosure Schedule (3.6).

3.7	Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness

Except as set forth in Disclosure Schedule (3.7), as of the Closing Date no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Shares of each Credit Party (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Shares) as of the Closing Date are registered in the name of each of the Shareholders (and in the amounts) set forth on Disclosure Schedule (3.7). All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Disclosure Schedule (5.2(b)). Each Credit Party will, upon forming any Subsidiary, promptly (and in any event within ten (10) Business Days) thereafter: (a) cause such Subsidiary to become a Credit Party hereunder and deliver all Loan Documents required to be delivered by a Credit Party hereunder; and (b) take all other actions required by Lender to perfect the Lender’s first priority Liens upon the Collateral.

3.8	Government Regulations

To the extent any Credit Party is subject to or regulated under any Applicable Law that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents, such Applicable Laws have been complied with. The making of the Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law.

3.9	Taxes; Charges

Except as disclosed on Disclosure Schedule (3.9) all tax returns, reports and statements required by any Governmental Authority to be filed by Borrower or any other Credit Party have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against any Credit Party or any Credit Party’s property. Proper and accurate amounts have been and will be withheld by Borrower and each other Credit Party from their respective past or present employees for all periods in complete compliance with all Requirements of Law and such withholdings have been and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the Canada Revenue Agency or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.9), none of the Credit Parties nor their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges); or (b) to each Credit Party’s knowledge, as a transferee.

3.10 Payment of Obligations

Each Credit Party will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is at such time being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11	Pension Plans

(a)

Disclosure Schedule (3.11) lists all Plans applicable to Borrower (other than, for greater certainty, Plans maintained by the Government of Canada or any Government of a Province of Canada to which Borrower is obligated to contribute under any Applicable Law).

(b)

No Pension Event has occurred or is reasonably expected to occur. The aggregate amount of all normal contributions (as such term is defined for the purpose of the BIA) accruing due but not paid or remitted, all amounts withheld from employees and not paid or remitted and other amounts which might give rise to a Lien giving any priority under the BIA shall never exceed the Minimum Actionable Amount.

(c)	In respect of the Plans and Benefit Arrangements:

(i)	each member of the ERISA Group is in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans;

(ii)

there has been no Prohibited Transaction with respect to any Benefit Arrangement which would reasonably be expected to have a Material Adverse Effect, and there has been no Prohibited Transaction with respect to any Plan or, to the best knowledge of any member of the ERISA Group, with respect to any Multiemployer Plan or any Multiple Employer Plan, which could result in any liability of any member of the ERISA Group;

(iii)

each member of the ERISA Group has made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Applicable Law pertaining thereto;

(iv)

with respect to each Plan and Multiemployer Plan, each member of the ERISA Group (A) has materially fulfilled in all their obligations under the minimum funding standards of ERISA; (B) have not incurred any liability to the PBGC, and (C) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA;

(v)	to the best of the knowledge of each member of the ERISA Group, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due;

(vi)	no member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan;

(vii)

no event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA (or, for plan years beginning after 2007, Section 303(k)(4)(A) of ERISA) has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 (or, for plan years beginning after 2007, Section 206(g)(5) of ERISA) of ERISA has been made or is reasonably expected to be made to any Plan;

(viii)

the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan;

(ix)	no member of the ERISA Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan;

(x)

no Credit Party and no other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Credit Party, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA;

(xi)	to the extent that any Benefit Arrangement is insured, each Credit Party and all other members of the ERISA Group have materially paid when due all premiums required to be paid for all periods;

(xii)

to the extent that any Benefit Arrangement is funded other than with insurance, each Credit Party and all other members of the ERISA Group have made when due all contributions required to be paid for all periods, except for any failure to pay when due any contributions which would not reasonably be expected to have a Material Adverse Effect; and

(xiii)

all Plans, Benefit Arrangements and Multiemployer Plans have been administered in compliance with their terms and Applicable Law, except for any such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

3.12	Litigation

No Litigation is pending or, to the knowledge of any Credit Party, threatened against any Credit Party or against any Credit Party’s properties or revenues: (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; (b) which could reasonably be expected to have a Material Adverse Effect; or (c) which is otherwise in an amount in excess of the Minimum Actionable Amount. Except as set forth on Disclosure Schedule (3.12), as of the Closing Date, there is no Litigation pending or threatened against any Credit Party which seeks damages in excess of the Minimum Actionable Amount or injunctive relief or alleges criminal misconduct of any Credit Party. Following the Closing Date, each Credit Party shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any Litigation against any Credit Party or any Plan, in each case, if applicable, or any allegation of criminal misconduct against any Credit Party.

3.13	Intellectual Property

As of the Closing Date, all Material Intellectual Property owned or used by any Credit Party is listed, together with application or registration numbers, where applicable, in Disclosure Schedule (3.13). Each Credit Party owns, or is licensed to use, all Material Intellectual Property. Each Credit Party will maintain the patenting and registration of all Material Intellectual Property owned by it with the appropriate Governmental Authority and each Credit Party will promptly apply to patent or register, as the case may be, all new Material

Intellectual Property developed by it and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

3.14	Full Disclosure/Know Your Customer

No information contained in any Loan Document, the Financial Statements or any written statement furnished by or, to the knowledge of such Credit Party after due investigation, on behalf of any Credit Party, under any Loan Document or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Without limitation to any other term hereof, each Credit Party shall provide Lender with such documentation and other evidence as is determined necessary by Lender in or for it to be satisfied that it has complied and all times will comply with all “know your customer” requirements under all applicable Requirements of Law (including in connection with any change of laws or requirement or any proposed or actual assignment by Lender).

3.15	Environmental Matters

Except as set forth on Disclosure Schedule (3.15), as of the Closing Date: (a) each real property location owned, leased or occupied by or otherwise in the charge, management or control of each Credit Party (the “Real Property”) is maintained free of material contamination that is required by the applicable Environmental Laws to be removed, remediated or mitigated; (b) no Credit Party is subject to any Environmental Liabilities or, to any Credit Party’s knowledge, potential Environmental Liabilities, in excess of the Minimum Actionable Amount in the aggregate; (c) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or otherwise identifying it as a potentially liable party or requesting information under the EPA or analogous federal or provincial Applicable Laws, in each case, to the extent applicable, and to the knowledge of any Credit Party, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under the EPA or analogous federal or provincial Applicable Laws, in each case, to the extent applicable; and (d) each Credit Party has provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to each Real Property location. Each Credit Party: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits; (ii) shall notify Lender in writing within seven (7) Business Days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any of its Real Property; and (iii) shall promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by it or any other Credit Party in connection with any such Release.

3.16	Insurance

As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained for current occurrences by Borrower and each other Credit Party, as well as a summary of the terms of such insurance. Each Credit Party shall deliver to Lender originals or copies and endorsements to all of its and those of its Subsidiaries: (a) “All Risks” and business interruption insurance policies naming Lender as loss payee and additional insured; and (b) general liability and other liability policies naming Lender as an additional insured. All policies of insurance on real and personal property will be adequate in form, substance, scope and amount and will contain an endorsement, all in form and substance acceptable to Lender, showing loss payable to Lender (I.B.C. Form 3000 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or cancelled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by cheque, draft or other instrument payable to any Credit Party and Lender jointly, Lender may endorse such Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Each Credit Party shall, on each anniversary of the Closing Date and from time to time at Lender’s request, deliver to Lender a report by a reputable insurance broker, satisfactory to Lender, with respect to such Credit Party’s insurance policies. Borrower will maintain all such insurance in effect during the term of this Agreement. Notwithstanding the foregoing, the Credit Parties shall have thirty (30) days after the Closing Date to fulfil any of the requirements set forth in this Section 3.16 in respect of any business interruption insurance policies.

3.17	Bank Accounts

Borrower and the other Credit Parties shall maintain deposit and/or other accounts, including the Blocked Accounts and Disbursement Accounts, with the Blocked Account Banks and will not have any other bank accounts without the prior consent of Lender.

3.18	Accounts and Inventory

As of the date of each Borrowing Base Certificate delivered to Lender, each Account listed thereon as an Eligible Account shall be an Eligible Account and all Inventory listed thereon as Eligible Inventory shall be Eligible Inventory. Borrower has not made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by Borrower in the ordinary course of its business consistent with historical practice and as previously disclosed to Lender in writing. With respect to the Accounts pledged as collateral pursuant to any Loan Document: (a) the amounts shown on all invoices, statements and reports which may be delivered to Lender with respect thereto are actually and absolutely owing to the relevant Credit Party as indicated thereon and are not in any way contingent; (b) no payments have been or shall be made thereon except payments immediately delivered to the applicable accounts described in Schedule C or Lender as required hereunder; and (c) to Borrower’s knowledge, all Account Debtors have the capacity to contract. Borrower shall notify Lender promptly of any event or circumstance which, to Borrower’s knowledge would cause Lender to consider any then existing Account or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be.

3.19	Conduct of Business

(a)

Each Credit Party: (i) shall conduct its business substantially as now conducted or as otherwise permitted hereunder; (ii) shall at all times maintain, preserve and protect all of the Collateral and such Credit Party’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iii) shall conduct all its business in accordance with all Hazard Analysis and Critical Control Point (“HACCP”) guidelines and principles and maintain a HACCP plan acceptable to Lender.

(b)	The Borrower shall, at all time, remain listed on the TSX Venture Exchange of the Toronto Stock Exchange.

3.20	Material Contracts

All of the Material Contracts of the Credit Parties are described in Schedule F.

3.21	Further Assurances

At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower and each other Credit Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable: (a) to obtain the full benefits of this Agreement and the other Loan Documents; (b) to protect, preserve and maintain Lender’s rights in any Collateral; or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

3.22	Default

No Default or Event of Default has occurred and is continuing.

3.23	Anti-Corruption; Anti-Money Laundering

(a)

No Credit Party, any of its subsidiaries, any director, officer or employee of any Credit Party or any of its subsidiaries, nor any agent or representative of any Credit Party or any of its subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b)

The Credit Parties, each of their subsidiaries, and each of the Credit Parties and their subsidiaries’ respective directors, officers, employees, agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Credit Parties shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Credit Parties and shall cause each of their respective subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(c)

The Credit Parties and their subsidiaries have instituted and will maintain in effect policies and procedures reasonably designed to ensure compliance by the Credit Parties, their subsidiaries, and their respective directors, officers, employees, agents and representatives with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d)

The Credit Parties shall provide the Lender any information regarding the Credit Parties, and each of their respective owners, Affiliates, and subsidiaries necessary for the Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to Credit Parties’ ability to provide information applicable to them.

SECTION 4 – FINANCIAL REPORTS, INFORMATION AND NOTICES

4.1	Reports and Information

From the Closing Date until the Termination Date, Borrower shall deliver to Lender:

(a)

on the first Business Day of each month by 12.00 p.m. (Toronto time) on such day and on each other day a Notice of Advance is submitted (in accordance with the timeframes set out in Section 1.1(b) above), a Borrowing Base Certificate in the form of Exhibit C as of the close of business of the previous Business Day, detailing the calculation of the Borrowing Base (and making reference to the Availability Reserves determined by Lender based on the prior-delivered Borrowing Base Certificate, or, in respect of the first delivered Borrowing Base Certificate, that Availability Reserves determined by the Lender and provided to the Borrower not fewer than two (2) Business Days’ in advance), certified as true and correct by an Authorized Officer, together with an accounts receivable roll forward analysis in the form of Attachment 1 to Exhibit C, and all accounts receivable, accounts payable and inventory ledgers, subledgers, copies of bank account statements and other backup reporting as Lender may reasonably require, provided that: (i) Borrower shall provide a full Borrowing Base Certificate on or before the Closing Date, based on the financial information available to Borrower as at the Closing Date; (ii) Borrower shall provide a further full Borrowing Base Certificate, in form and substance reasonably satisfactory to

Lender, within (10) days of the Closing Date; and (iii) thereafter, at any time prior to the date on which the first Revolving Credit Advance is made, each such Borrowing Base Certificate shall not be required to include (or be accompanied by) any figures, calculations or statements to the extent they relate solely to the calculation of the Revolving Credit Loan Borrowing Base;

(b)	within thirty (30) days following the end of each Fiscal Month:

(i)

its aged accounts payable listing by creditor, its aged accounts receivable listing by Account Debtor, its Inventory perpetual or physical listing and if requested by Lender, reconciliations of the aged accounts receivable listing by Account Debtor and the Inventory perpetual or physical listing (as the case may be) to Borrower’s trial balance and from the trial balance to the Financial Statements for such Fiscal Month, accompanied by supporting detail and documentation as Lender may request;

(ii)	its trial balance for such Fiscal Month; and

(iii)

its consolidated and consolidating Financial Statements for such Fiscal Month, which shall provide reporting on EBITDA for such month, comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a monthly and year-to-date basis;

(c)

within forty five (45) days following the end of each Fiscal Quarter, a Compliance Certificate, together with a statement in the form of Attachment 1 to Exhibit D, showing the calculations used in determining compliance with the financial covenants hereunder, together with a projected statement of cash flows for the following 13 week period, prepared on a weekly basis;

(d)

within one-hundred and twenty (120) days following the end of each Fiscal Year, the consolidated Financial Statements for such Fiscal Year audited without qualification by an independent qualified accounting firm acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, together with any management letter that may be issued;

(e)

within thirty (30) days following the end of each Fiscal Year (and thereafter, (i) at the request of the Borrower, but not more than once in any Fiscal Quarter, and (ii) upon the consummation of a Permitted Acquisition, subject to the timely approval of the Lender acting reasonably and in good faith), consolidated Projections, by month for the next Fiscal Year prepared by Borrower in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan and prepared by Borrower in good faith, with care and diligence, and using assumptions which are reasonable under the circumstances at the time such Projections are delivered to Lender and disclosed therein when delivered (which Projections will be subject to the timely approval of the Lender acting reasonably and in good faith); and

(f)	all the other reports and information set forth in Exhibit B in the time frames set forth therein, and such other reports as Lender may require from time to time.

4.2	Notices

Borrower shall advise Lender promptly, in reasonable detail, of:

(a)

any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline;

(b)	any material change in the composition of the Collateral;

(c)

the occurrence of any Default or other event which has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or any other Credit Party or the Collateral as Lender may reasonably request, all in reasonable detail; and

(d)	notice (including the nature of the event and, when known, any action taken or threatened by the U.S. Internal Revenue Service or the PBGC with respect thereto) of any of the following:

(i)

any reportable event (as defined in Section 4043(c) of ERISA) with respect to any Credit Party or any other member of the ERISA Group (regardless of whether the obligation to report such reportable event to the PBGC has been waived);

(ii)

any Prohibited Transaction which could subject any Credit Party or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder;

(iii)	any assertion of withdrawal liability with respect to any Multiemployer Plan;

(iv)

any partial or complete withdrawal from a Multiemployer Plan by any Credit Party or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in withdrawal liability;

(v)	any cessation of operations by any Credit Party or any other member of the ERISA Group as described in Section 4062(e) of ERISA;

(vi)	withdrawal by any Credit Party or any other member of the ERISA Group from a Multiple Employer Plan;

(vii)

a failure by any Credit Party or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA (or, for plan years beginning after 2007, Section 303(k)(4)(A) of ERISA);

(viii)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA (or, for plan years beginning after 2007, Section 206(g)(5) of ERISA); or

(ix)

any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or reduce the unfunded benefit liability or obligation to make periodic contributions.

SECTION 5 – FINANCIAL AND NEGATIVE COVENANTS

5.1	Financial Covenants

Credit Parties shall maintain the following financial covenants:

(a)

as at the end of each Fiscal Quarter, EBITDA of not less than eighty percent (80%) of the projected EBITDA for such Fiscal Quarter as set out in the Projections delivered and approved pursuant to Section 4.1(e); and

(b)	as at the end of each Fiscal Quarter, a Cash Coverage Ratio of not less than 2.50:1.00;

provided that, if, as at the end of any Fiscal Quarter, Borrower has satisfied the Cash Coverage Ratio covenant in Section 5.1(b) above, there shall not be deemed to be an Event of Default, regardless of whether Borrower has satisfied the EBITDA covenant in Section 5.1(a) above. For greater certainty, a breach of Section 5.1(b) above shall be an Event of Default regardless of whether Section 5.1(a) has been met.

5.2	Negative Covenants

Each Credit Party covenants to Lender that so long as this Agreement is in effect:

(a)

such Credit Party shall not: (i) form any Subsidiary or merge with, amalgamate with, consolidate with, any other Person except in accordance with Section 3.7; (ii) complete any Acquisitions, other than Permitted Acquisitions; or (iii) except as provided in Section 5.2(c) below, make a loan or advance to any Person;

(b)	such Credit Party shall not cancel any debt owing to it or create, incur, assume or permit to exist any Indebtedness, except:

(i)	the Obligations;

(ii)	Indebtedness existing as of the Closing Date set forth on Disclosure Schedule (5.2(b));

(iii)	deferred taxes;

(iv)	by endorsement of instruments or items of payment for deposit to the general account of such Credit Party;

(v)	Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement;

(vi)	Indebtedness owing to another Credit Party;

(vii)	Purchase Money Indebtedness in an amount not to exceed the maximum principal amount of $20,000,000 incurred in favour of Reiser (Canada) Co. and any Affiliate thereof;

(viii)	Purchase Money Indebtedness incurred in favour of third parties other than Reiser (Canada) Co. or any Affiliate thereof in an aggregate amount not to exceed the maximum principal amount of $5,000,000;

(ix)	Subordinated Debt not to exceed $10,000,000;

(x)	credit card liabilities and any global payment transfer systems incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $1,000,000; and

(xi)	Indebtedness from time to time consented to by the Lender in writing (subject to any conditions required by the Lender);

(c)

such Credit Party shall not enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates other than any other Credit Party and other than loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding the Minimum Actionable Amount;

(d)

such Credit Party shall not make any changes in any of its business objectives, purposes, or operations which could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect, or engage in any business other than that presently engaged in (or any business ancillary thereto) or proposed to be engaged in as set forth in the Projections delivered to Lender as of the Closing Date, except as permitted by Section 5.2(g) below, or amend its charter or by-laws or other organizational documents;

(e)	such Credit Party shall not create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(f)

such Credit Party shall not sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including its Accounts or any Shares or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not in any event prohibit the disposition of (i) Inventory in the ordinary course of business, (ii) property between Credit Parties (provided the Lender’s Lien therein is not adversely impacted), (iii) worn-out, obsolete, surplus, or unnecessary Equipment which is not Eligible Equipment, (iv) dispositions of assets or properties the fair market value of which does not exceed $1,000,000 in the aggregate in any fiscal year and the net proceeds of which are (a) reinvested in the business of Credit Parties within sixty (60) days of receipt thereof or (b) applied as a permanent prepayment of the Term Loan (or if the Term Loan has been fully repaid, the Revolving Credit Loan) unless a Default or Event of Default has occurred and is continuing or (v) any assets or properties as consented to by the Lender from time to time);

(g)

such Credit Party shall not change its name, chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, or acquire, lease or use any real estate after the Closing Date without such Person, in each instance, giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral;

(h)

such Credit Party shall not establish or permit to exist any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Attachment 1 to Schedule C) without Lender’s prior written consent;

(i)	such Credit Party shall not make or permit any Restricted Payment other than a Permitted Restricted Payment;

(j)	such Credit Party shall not cause or permit any member of the ERISA Group to:

(i)	fail to satisfy the minimum funding requirements of ERISA and the Code with respect to any Plan;

(ii)	request a minimum funding waiver from the U.S. Internal Revenue Service with respect to any Plan;

(iii)	engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan;

(iv)

permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to materially exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

(v)

fail to make when due any contribution to any Multiemployer Plan that any Credit Party or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Applicable Law pertaining thereto;

(vi)

withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of any Credit Party or any member of the ERISA Group;

(vii)	terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to any Credit Party or any member of the ERISA Group;

(viii)	make any amendment to any Plan with respect to which security is required under Section 307 of ERISA (or, for plan years beginning after 2007, Section 206(g)(5) of ERISA); or

(ix)	fail to give any and all material notices and make all material disclosures and governmental filings required under ERISA or the Code; and

(k)

no Credit Party shall request any Loan, and each Credit Party shall not use, and shall ensure that its subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan, directly or indirectly; (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or (iii) in any other manner that would result in the material violation of any Sanctions applicable to any party hereto.

SECTION 6 – LENDER’S RIGHTS

6.1	Lender’s Rights

(a)

Lender may: (i) at any time provided notice is given to Borrower, in Lender’s own name, or, from and after the occurrence of and during the continuance of a Default or Event of Default, in the name of Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper or other Collateral; and (ii) at any time with prior notice to Borrower or any other Credit Party, and at any time after the occurrence of and during the continuance of a Default or Event of Default, without such prior notice, notify Account Debtors, parties to Contracts, and obligors in respect of Chattel Paper, Instruments, or other Collateral that the Collateral has been assigned to or is subject to Liens in favour of Lender and that payments shall be made directly to Lender. Upon the request of Lender, Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby constitutes Lender or Lender’s designee as Borrower’s legal attorney, agent and mandatary with power to endorse

Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b)

Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between Borrower or any other Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement or other Loan Documents, and Lender shall not be required or obligated in any manner: (i) to perform or fulfill any of the obligations of Borrower or the other Credit Parties; (ii) to make any payment or inquiry; or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it and/or which is the object of any Liens in favour or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c)	Borrower and each other Credit Party shall:

(i)

provide Lender with access to each owned, leased, or controlled property during normal business hours upon reasonable (and in any event not less than 24 hours) prior notice to allow Lender to verify the existence, state and value of the Collateral, provided that if a Default or Event of Default shall have occurred and be continuing, no such notice shall be required;

(ii)	provide access to any of its officers, employees and agents (provided that Borrower’s CFO shall be notified of any such communications and the nature thereof);

(iii)

permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Credit Party’s Books and Records; and

(iv)

permit Lender to inspect, review, verify, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender, acting reasonably, considers necessary or advisable (a “Field Examination”), and Borrower and such Credit Party agree to render to Lender, at Borrower’s and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Without limiting the generality of the foregoing, Lender shall be entitled to conduct not more than four (4) Field Examinations per year in respect of each Credit Party Facility, two (2) property, plant and equipment appraisal in respect of each Credit Party Facility per year (which shall be required prior to any Advances based on In Place Appraised Value), and two (2) inventory appraisals per year, provided that there shall be no limit on the number of Field Examinations or inventory appraisals if an Event of Default has occurred and is continuing. For certainty, Borrower may, at its own expense, conduct a property, plant and equipment appraisal in respect of each of Credit Party Facility using a Lender-approved appraiser at any time from time to time for the purposes of determining the Borrowing Base.

(d)

After the occurrence and during the continuance of a Default, Borrower, at its own expense, shall cause its auditors or any appraiser selected by Lender to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such auditors or appraisers when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants or appraisers in the performance of these tasks.

SECTION 7 – EVENTS OF DEFAULT, RIGHTS AND REMEDIES

7.1	Events of Default

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing unless and until waived in writing by Lender in accordance with Section 8.3:

(a)

Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable, provided that in the case of the failure to pay Obligations other than any principal amount under either Loan, such default continues for a period of three (3) Business Days; or

(b)

(i) any default occurs in the observance or performance of any of the covenants or agreements contained in any of Sections 3.17, 4.1, 4.2, 5.1, or 5.2 of this Agreement, (ii) any reporting error or default occurs in the observance or performance of any of the covenants or agreements contained in Section 3.18 and such default shall continue for five (5) days or more after the occurrence thereof; or (iii) any default occurs in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document to which any Credit Party and Lender are party and such default shall continue for fifteen (15) days or more after the occurrence thereof; or

(c)

(A) any Material Contract terminates, expires or ceases to be legal, valid, binding and enforceable other than at the end of its term, or to the extent replaced by an agreement on terms not substantially less favourable to the Credit Party or (B) if a Credit Party breaches a Material Contract or (C) an event of default shall occur under any Contractual Obligation of Borrower or any other Credit Party (other than this Agreement and the other Loan Documents), and such breach or event of default under the foregoing clauses (B) and (C) either: (i) involves the failure by a Credit Party to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount or which results in the acceleration of any debt exceeding the Minimum Actionable Amount unless subject to a Permitted Contest; or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(d)

any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by Borrower or any other Credit Party shall be untrue or incorrect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a Credit Party that has not signed this Agreement, and such representation or warranty remains untrue or incorrect for a period of ten (10) days after the date on which such representation or warranty is initially made or deemed to be made; or

(e)

there shall be commenced against Borrower or any other Credit Party any litigation seeking or effecting any seizure (whether in execution or otherwise), attachment, execution, distraint or similar process against all or any substantial part of its assets which remain unreleased or undismissed for thirty (30) consecutive days, unless within such thirty (30) days, any seizure or taking possession of any property of such Credit Party shall have occurred; or any creditor (other than Lender) takes possession of all or any substantial part of the assets of Borrower or any other Credit Party; or any creditor (other than Lender) enforces or gives notice of its intention to enforce or gives prior notice with respect to the exercise of any of its hypothecary or other rights under any Liens granted to it by or over any assets of Borrower or any other Credit Party; or any custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor, sequestrator or similar official is appointed in respect of Borrower or any other Credit Party or takes possession of all or any substantial part of the assets of Borrower or any other Credit Party or Borrower or any other Credit Party commits an “act of bankruptcy” (as defined under the relevant provisions of the BIA), becomes insolvent or shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or make or suffer a transfer of any of its property or the incurring of an obligation which may be fraudulent, reviewable or the object of any proceedings under any applicable bankruptcy or insolvency legislation, creditor protection legislation or other similar Applicable Laws; or

(f)

a petition, proposal, notice of intention to file a proposal, case or proceeding shall have been commenced involuntarily against Borrower or any other Credit Party in a court having competent jurisdiction seeking a declaration, judgment, decree, order or other relief: (i) under the BIA, CCAA or any other applicable federal, provincial, state or foreign bankruptcy or other Applicable Law providing for suspension of operations or reorganization of debts or relief of debtors, and seeking either (x) the appointment of a custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding-up or liquidation of the affairs of any such Person, and such proposal, case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a declaration, judgment, decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(g)

Borrower or any other Credit Party shall: (i) commence any petition, proposal, notice of intention to file a proposal, case, proceeding or other action under any existing or future Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of operations, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties; (ii) make a general assignment for the benefit of creditors; (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section 7.1 or clauses (i) or (ii) of this paragraph (g); or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(h)

a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against Borrower or any other Credit Party, unless the same shall be: (i) fully covered by insurance and the issuer(s) of the applicable insurance policies shall have acknowledged full coverage in writing within fifteen (15) days of judgment; or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment, unless within such fifteen (15) days, any seizure or taking possession of the property of such Credit Party shall have occurred; or

(i)	any other event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; or

(j)

any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or

(k)	a Change of Control shall have occurred; or

(l)

a Pension Event shall have occurred that, in the opinion of Lender, could give rise to a Material Adverse Effect or could result in any Lien or any liability on the part of any Credit Party in either case in an aggregate amount exceeding the Minimum Actionable Amount.

7.2	Remedies

(a)

If any Default shall have occurred and be continuing, then Lender may terminate or suspend its obligation to make further Advances and to incur additional other Obligations. In addition, if any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the PPSA; provided, that upon the occurrence of any Event of Default specified in Sections 7.1(e), 7.1(f) or 7.1(g), the Obligations shall become immediately due and payable (and any obligation of Lender to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

(b)

Without limiting the generality of the foregoing, Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by Applicable Law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right Borrower and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c)

Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, Borrower and each other Credit Party executing this Agreement further agrees to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or receiver manager to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by Applicable Law, Borrower and each other Credit Party executing this

Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or wilful misconduct of such Person. Borrower and each other Credit Party executing this Agreement agrees that ten (10) days prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d)

Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3	Waivers by Credit Parties

Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonour, intent to accelerate, acceleration, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guarantees at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

7.4	Proceeds

The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of Applicable Law, the surplus, if any, shall be paid to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

SECTION 8 – MISCELLANEOUS

8.1	Complete Agreement; Modification of Agreement

This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender and each other Credit Party that is a party to such Loan Document. Borrower and each other Credit Party executing this Agreement, or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the initial Loan has been funded at that time.

8.2	Expenses

Borrower agrees to pay or reimburse Lender for all reasonable out-of-pocket costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants), field examiners, appraisers and auditors retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder; (b) collection, including deficiency collections; (c) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any Loan; (d) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Loans or the rights thereunder; (e) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort to: (i) monitor the Loans; (ii) evaluate, observe or assess Borrower or any other Credit Party or the affairs of such Person; and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral. Without limiting the foregoing, Borrower will reimburse Lender for the costs (including reasonable out-of-pocket expenses plus applicable taxes) related to Field Examinations and inventory appraisals.

8.3	Non-North American Equipment

At any time from time to time prior to the Termination Date, the Borrower may request that the Lender agree to include Non-North American Equipment in the calculation of the Term Loan Borrowing Base and the Lender agrees that, if the inclusion of Non-North American Equipment in the Borrowing Base is determined by the Lender to be commercially reasonable, it shall negotiate in good faith with the Borrower an amendment to this Agreement (including, without limitation, the provisions hereof relating to the calculation of the Borrowing Base, the characteristics of Eligible Equipment, the Loan Documents required to effect Liens on such Non-North American Equipment and any other provision the Lender reasonably requires) on terms satisfactory to it to give effect to such request.

8.4	No Waiver

Neither Lender’s failure, at any time, to require strict performance by Borrower or any other Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower or any other Credit Party to Lender contained in any Loan Document and no Default by Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

8.5	Severability; Section Titles

Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or any other Credit Party or the rights of Lender relating to any unpaid Obligation (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

8.6	Authorized Signature

Until Lender shall be notified in writing by Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of a Credit Party or of an officer of Borrower or such other Credit Party shall bind Borrower or such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s board of directors, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

8.7	Notices

Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt (or refusal thereof) and three (3) Business Days after deposit in the mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy, e-mail or other electronic transmission (with such telecopy, e-mail promptly confirmed by delivery of a copy by personal delivery or mail as otherwise provided in this Section 8.7); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address indicated in Schedule B or to such other address as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower or Lender) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such communication.

8.8	Counterparts

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered (including by a pdf attachment to an e-mail or by DocuSign or other similar electronic execution system) shall constitute an original, but all such counterparts when taken together shall constitute one and the same instrument.

8.9	Assignments

This Agreement shall be binding upon and inure to the benefit of Lender, the Credit Parties and their respective heirs, executors, administrators, other legal representatives, successors and assigns. Neither this Agreement nor any interest in this Agreement may be assigned by Borrower or any other Credit Party without the prior written consent of Lender. Lender may assign or transfer or grant participations in its rights or obligations under this Agreement in whole or in part at any time without notice to or consent of the Credit Parties. Lender may disclose to potential or actual transferees or assignees or participants, any information regarding the Credit Parties as Lender considers necessary and the Credit Parties consent to such disclosure.

8.10	Time of the Essence

Time is of the essence for performance of the Obligations under the Loan Documents.

8.11	Governing Law

Except for Loan Documents expressed to be governed by the laws of another jurisdiction, the Loan Documents and the obligations arising under the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia applicable to contracts made and performed in such province, without regard to the principles thereof regarding conflicts of laws, and any Applicable Laws.

8.12	Submission to Jurisdiction; Waiver of Jury Trial

(a)

Borrower and each other Credit Party executing this Agreement hereby consent and agree that the courts located in British Columbia shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and such Credit Party and Lender pertaining to this Agreement or any of the other Loan Documents or to any matter arising out of or related to this Agreement or any of the other Loan Documents; that nothing in this Agreement shall be deemed or operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to collect the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favour of Lender. Borrower and each other Credit Party executing this Agreement expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower and such Credit Party hereby waive any objection which they may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower and each other Credit Party executing this Agreement hereby waive personal service of the summons, complaint and other process issued in any such action or suit and agree that service of such summons, complaint and other process may be made by registered or certified mail addressed to Borrower or such Credit Party at the address set forth in Schedule B of this Agreement and that service so made shall be deemed completed upon the earlier of Borrower’s or such Credit Party’s actual receipt thereof (or refusal) or three (3) Business Days after deposit in the mail, proper postage prepaid.

(b)

THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

8.13	Press Releases

Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of Waygar Capital Inc. or its affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Applicable Law and then, in any event, such Credit Party or Affiliate will consult with Lender before issuing such press release or other public disclosure. Each Credit Party consents to the publication (in the ordinary course) by Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logos or trademarks. Such consent shall remain effective until revoked by such Credit Party in writing to Lender.

8.14	Reinstatement

This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.

8.15	Illegality

In the event that Lender determines that, in consequence of any change in any Requirement of Law or any policy applicable to it that it is illegal, unlawful or prohibited for it to make or continue to make any Loans or any other Obligations hereunder, it shall have the right to immediately terminate such Loans or other Obligations as it shall determine necessary or appropriate and to terminate any commitment to make or continue to make such Loans or other Obligations and/or to terminate its commitments hereunder and any of the Loan Documents as it shall determine necessary or appropriate.

8.16	Set Off and Survival

Without limitation to any other rights or remedies of Lender, Lender shall have the right at all times without notice to the Credit Parties (which notice is hereby waived to the maximum extent permitted by Applicable Law) to set off or apply against any Obligations now and hereafter owing (whether matured or contingent) any deposits at any time held by, or other indebtedness at any time owing by, Lender or any of its Affiliates to or for the credit or account of any Credit Party. All indemnities hereunder or under the other Loan Documents shall survive any termination of the Loan Documents unless expressly released in writing.

8.17	Increased Costs

If, by reason of: (a) any change in any Requirement of Law (including any change by way of imposition or increase of statutory reserves or other reserve requirements) or interpretation thereof; or (b) the compliance with any guideline or request from any government authority or other Person exercising control over lenders in Canada generally (whether or not having the force of law):

(i)	Lender shall be subject to any Tax with respect to any Loan or a change shall result in the basis of taxation of any payment to Lender with respect to its obligation to make or continue any Loan; or

(ii)

any reserve (including any imposed by the board of governors or any other applicable Governmental Authority), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable, or any other condition affecting Lender’s obligation to make any Loans, shall be imposed on Lender, and as a result there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining Loans (except to the extent already included in determination of the rate of interest), or there shall be a reduction in the amount receivable by Lender, then Lender shall promptly notify Borrower of such event, and Borrower shall, within five (5) Business Days following demand therefor, pay Lender the amount of such increased costs or reduced amounts.

If Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender the applicable interest rate will not adequately and fairly reflect the cost to Lender of funding Loans, then (A) Lender shall promptly notify Borrower of such event; and (B) Lender’s obligation to fund Loans, shall be immediately suspended, until each condition giving rise to such suspension no longer exists.

Notwithstanding anything herein to the contrary, Borrower shall only be required to compensate Lender in respect of any such increased costs or reduction in the amount received or receivable by Lender to the extent Borrower has received a written request for such compensation within ninety (90) days after Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs or reduction in the amount received or receivable by Lender.

8.18	Conflict

If any provision of this Agreement conflicts with and is incapable of being construed together with any other Loan Document, then the provisions of this Agreement shall prevail to the extent necessary to remove such conflict. If there is a representation, warranty, covenant, agreement or event of default contained in any Loan Document which is not contained herein, or vice versa, such additional provision shall not constitute a conflict.

8.19	Interpretation

(a)

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b)

All other undefined terms contained in this Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the PPSA. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

(c)

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (i) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (ii) the term “or” is not exclusive; (iii) the term “including” (or any form thereof) shall not be limiting or exclusive; (iv) all references to statutes, acts and related regulations shall include any amendments of same and any successor statutes and regulations; (v) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof; (vi) the specification of any Lien as a Permitted Encumbrance shall not constitute any postponement or subordination (or agreement to do so) of Lender’s Liens; and (vii) all references to “$” dollars or amounts of currency shall unless otherwise expressly provided mean lawful currency of Canada.

(d)

It is the express wish of the parties that this Agreement and any related documents be drawn up and executed in English. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant soient redigés et signés en anglais.

SECTION 9 – SPECIAL PROVISIONS

9.1	Interest Act (Canada)

For the purposes of this Agreement, whenever interest or a fee to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days, or any other period of time that is less than a calendar year, the yearly rate of interest or the yearly fee to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be.

9.2	Excess Resulting from Exchange Rate Change

If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the US Dollar (a) the Obligations exceed any limitations hereunder or (b) any part of the Obligations exceeds any limit set forth herein for such Obligations, Borrower shall within three (3) Business Days or, if an Event of Default has occurred and is continuing, immediately: (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess; or (ii) maintain or cause to be maintained with Lender deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Lender in its reasonable discretion. Without in any way limiting the foregoing provisions, Lender shall, weekly or more frequently in Lender’s sole discretion, make the necessary exchange rate calculations (based upon the rate of exchange established by Lender as at noon on the date of determination) to determine whether any such excess exists on such date.

9.3	Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, Lender may, in accordance with normal banking procedures, purchase, in Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Lender against such loss. The term “rate of exchange” in this Section means the spot rate at which Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

THE VERY GOOD FOOD COMPANY INC.

Per:	/s/ Kamini Hitkari
	Name:	Kamini Hitkari
	Title:	Chief Financial Officer and Corporate Secretary

GUARANTORS:

1218169 B.C. LTD.

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	President, Chief Executive Officer and Corporate Secretary

1218158 B.C. LTD.

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	President, Chief Executive Officer and Corporate Secretary

THE VERY GOOD BUTCHERS INC.

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	President, Chief Executive Officer and Corporate Secretary

THE CULTURED NUT INC.

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	President, Chief Executive Officer and Corporate Secretary

LLOYD-JAMES MARKETING INC.

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	President, Chief Executive Officer and Corporate Secretary

VGFC HOLDINGS LLC

Per:	/s/ Mitchell Scott
	Name:	Mitchell Scott
	Title:	Manager

LENDER:

WAYGAR CAPITAL INC., as agent for NINEPOINT CANADIAN SENIOR DEBT MASTER FUND L.P.

Per:	/s/ Wayne R. Ehgoetz
	Name:	Wayne R. Ehgoetz
	Title:	President & CEO

SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:

“Account Debtor” shall mean any Person who is or may become obligated with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the PPSA and includes any right of any Person to payment for goods sold or leased or for services rendered, whether or not it has been earned by performance, now owned or hereafter acquired by any Person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations whether arising out of goods sold or leased or services rendered or from any other transaction whatsoever (including any contract rights); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation, stoppage in transit, repossession rights under any Applicable Law including those under Section 81.1 of the BIA, and rights to returned, claimed or repossessed goods); (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), including the right to receive the proceeds of said purchase orders and contracts; and (e) all collateral security and guarantees of any kind given by any other Person with respect to any of the foregoing.

“Activation Notice” shall have the meaning assigned it in Schedule C.

“Acquisition” shall mean, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of Shares in, such other Person) such that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates, (b) all or substantially all of the Property of any other Person, or (c) all or any material portion of all of any division, business, or operation or undertaking of any other Person as a going concern.

“Advances” shall mean, collectively, Revolving Credit Advances and Term Loan Advances, and “Advance” shall mean any Revolving Credit Advance or Term Loan Advance.

“Affiliate” shall mean, with respect to a Person: (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Shares having ordinary voting power for the election of directors of such Person; (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (c) each of such Person’s officers, directors (or person having a similar function), joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Closing Date or in a written amendment thereto executed by Borrower and Lender.

Schedule A - 1

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Credit Party or any of their subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, state, municipal, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

“Appraisal Fees” shall have the meaning assigned to it in Schedule D.

“Authorized Officer” shall mean the president, chief financial officer, chief executive officer or such other officer or signatory of Borrower (as may be appointed by corporate resolution, in writing) as is acceptable to Lender.

“Availability Reserves” shall have the meaning assigned to it in the definition of Borrowing Base.

“Benefit Arrangement” shall mean at any time an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), and any successor act or statute, as in effect from time to time or at any time.

“Blocked Account Banks” shall mean Royal Bank of Canada.

“Blocked Accounts” shall mean each of the bank accounts of the Borrower and each other Credit Party that will be established and maintained, at its sole expense, with the Blocked Account Banks into which the Borrower and each other Credit Party will promptly deposit, or direct, all proceeds or funds arising from its operations.

“Blocked Accounts Agreement” shall have the meaning assigned it in Schedule C.

“Books and Records” shall mean all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or Borrower’s or any other Credit Party’s business.

“Borrower” shall mean the Person identified as such in the preamble of this Agreement and includes its successors.

“Borrowing Availability” shall mean, at any time: (a) in the case of the Revolving Credit Loan, the lesser of: (i) the then current Maximum Amount applicable to the Revolving Credit Loan; and (ii) the Revolving Credit Loan Borrowing Base; and (b) in the case of the Term Loan, the lesser of: (i) the Maximum Amount applicable to the Term Loan; and (ii) the Term Loan Borrowing Base.

“Borrowing Base” shall mean at any time an amount equal to the sum at such time of:

(a)	the lesser of:

(i)	the sum of:

Schedule A - 2

(A)	[***] of Eligible Accounts (other than Eligible Investment Grade or Insured Accounts) and [***] of Eligible Investment Grade or Insured Accounts, plus

(B)

the sum of: (1) [***] of the Net Orderly Liquidation Value of Eligible Inventory; plus, (2) without duplication of any amounts advanced pursuant to Subsection (a)(i)(B)(1), [***] of the lower of sale price or cost of Eligible Inventory, up to a maximum amount of $3,000,000; and

(ii)	the Maximum Amount applicable to the Revolving Credit Loan;

plus

(b)	the lesser of:

(i)

either: (A) [***] of the Net Orderly Liquidation Value of Eligible Equipment; or (B) after a Credit Party Facility has been completed and the Lender has agreed in writing, [***] of the In Place Appraised Value of the applicable Credit Party Facility (provided that, for certainty, any Equipment at the applicable Credit Party Facility shall no longer be considered Eligible Equipment for the purposes of this Subsection (b)(i)); and

(ii)	the Maximum Amount applicable to the Term Loan,

less

(c)

reserves (collectively, “Availability Reserves”), established by Lender from time to time in its good faith discretion, acting reasonably, for any amounts accrued or payable by the Credit Parties which under any Applicable Law, statute or regulation of any jurisdiction which may rank prior to or pari passu with any of Liens granted under the Loan Documents or otherwise in priority to any claim by Lender for payment or repayment of any amounts owing under this Agreement or the other Loan Documents, including, without limitation, (i) wages, salaries, commissions or other remuneration; (ii) vacation pay; (iii) Plan contributions; (iv) amounts required to be withheld from payments to employees or other Persons for federal and provincial income taxes, employee Canadian Pension Plan contributions and employee employment insurance premiums, additional amounts payable on account of employer Canada Pension Plan contributions and employer employment insurance premiums; (v) federal goods and services tax; (vi) provincial sales or other consumption taxes; (vii) Workers’ Compensation Board and Workplace Safety and Insurance Board premiums or similar premiums; (viii) real property taxes (except to the extent that any such taxes have been waived pursuant to settlement arrangements); (ix) rent, payments to warehouseman or bailees and other amounts due and payable in respect of the use of real property; (x) amounts payable for repair, storage, transportation or construction or other services which may give rise to a possessory or registerable Lien; (xi) claims which suppliers could assert pursuant to Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada); (xii) WEPPA Claims; and (xii) a dilution reserve if the dilution rate in respect of Accounts is greater than 5%, with such dilution reserve being in an amount equal to the amount of dilution exceeding 5% until such time as that dilution is reduced, as determined by a Field Examination conducted by a third party acceptable to Lender.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit C.

Schedule A - 3

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Toronto, Ontario or Vancouver, British Columbia.

“Canadian Dollar Interest Rate” shall mean 9.95% per annum.

“Canadian Dollars”, “CAD$” or “$” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet, other than, in the case of Borrower or any Credit Party, any such lease under which Borrower is the lessor.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“Cash Coverage Ratio” shall mean the ratio of the following: (a) cash of the Credit Parties on hand as at the end of each Fiscal Quarter; to (b) (i) at the end of each Fiscal Quarter prior to the one (1) year anniversary of the Closing Date, Interest Expense of the Credit Parties during the most recent Fiscal Quarter multiplied by four (4), and (ii) at the end of each Fiscal Quarter from and after the one (1) year anniversary of the Closing Date, Interest Expense of the Credit Parties during for the immediately preceding four (4) Fiscal Quarter.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada) and any successor legislation thereto, as in effect from time to time or at any time.

“Change of Control” shall mean: (a) with respect to any Corporate Credit Party (other then the Borrower) on or after the Closing Date, any change to the legal or organizational structure of any Corporate Credit Party (other then the Borrower) or any change in the composition of its Shareholders as of the Closing Date shall occur which would result in the Borrower owning (directly or indirectly) less than 100% of any class of Shares of such Corporate Credit Party (other then the Borrower), or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the board of directors of such Corporate Credit Party (other then the Borrower) or otherwise direct the management or affairs of such Corporate Credit Party (other then the Borrower) by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise; and (b) with respect to the Borrower, on or after the Closing Date, any change to the legal or organizational structure of the Borrower or any change in the composition of its Shareholders as of the Closing Date shall occur which would result in a Person owing 20% or more of any class of Shares of the Borrower, or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the board of directors of the Borrower or otherwise direct the management or affairs of the Borrower by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise.

“Charges” shall mean all federal, provincial, state, county, city, municipal, local, foreign or other governmental or quasi-governmental taxes, levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to: (a) the Collateral; (b) the Obligations; (c) the employees, payroll, income or gross receipts of any Credit Party; (d) the ownership or use of any assets by any Credit Party; or (e) any other aspect of any Credit Party’s business as well as any and all amounts at any time due and payable by any Credit Party to and/or in respect of any Plan (whether as a result of under-funding or otherwise).

Schedule A - 4

“Chattel Paper” shall mean a writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods, but a charter or other contract involving the use or hire of a vessel is not Chattel Paper. When a transaction is evidenced by both such a security agreement or a lease and by an instrument or a series of instruments, the group of writings then together constitutes Chattel Paper.

“Clearance Costs” shall mean any and all amounts in respect of the purchase and transportation of such Inventory or Equipment, as applicable, including duty, freight, brokerage fees, insurance and other similar costs, other than the purchase price.

“Closing Date” shall mean the Business Day on which the conditions precedent set forth in Section 2 – have been satisfied or waived in writing by Lender and the initial Loan has been made.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute and the rules and regulations promulgated thereunder.

“Collateral” shall mean all of the property and assets of each Credit Party, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all bank and deposit accounts and all funds on deposit therein; all cash and cash equivalents; all commodity contracts; all investments, Shares and Investment Property; all Inventory and Equipment; all Goods; all Chattel Paper, Documents and Instruments; all Books and Records; all Intangibles; and to the extent not otherwise included, all Proceeds and products of all and any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, but excluding in all events Hazardous Waste, together with any other collateral pledged to Lender or in respect of which Lender may acquire any Lien pursuant to each other Loan Document.

“Collateral Monitoring Fee” shall have the meaning assigned to it in Schedule D.

“Commitment Termination Date” shall mean the earlier of: (a) the Maturity Date; and (b) the date Lender’s obligation to advance funds, or otherwise extend or continue any credit hereunder is otherwise terminated pursuant to the terms hereof.

“Compliance Certificate” shall mean a certificate in the form of Exhibit D.

“Contracts” shall mean all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright License” shall mean rights under any written agreement now owned or hereafter acquired by any Person granting the right to use any Copyright or Copyright registration.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States, Canada or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office or in the applicable office in Canada; and (b) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

Schedule A - 5

“Credit Party Facilities” means, collectively, the Rupert Facility, the Patterson Facility and any of the Credit Parties’ other facilities from time to time.

“Credit Party” shall mean Borrower and each Guarantor.

“Default” shall mean the occurrence of any Event of Default or event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 1.5(d).

“Disbursement Accounts” shall have the meaning assigned to it in Schedule C.

“Documents” shall mean all documents of title (as defined in PPSA), now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“EBITDA” shall mean, for any period, the Net Income (Loss) for such period plus interest expense, unrealized foreign exchange losses, income tax expense, amortization expense, depreciation expense, and minus unrealized foreign exchange gains, for such period, determined in accordance with GAAP and to the extent included in the determination of such Net Income (Loss).

“Eligible Accounts” shall mean as at the date of determination, all Accounts of Credit Parties except any Account:

(a)	that does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of Borrower’s business;

(b)

upon which: (i) Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever; or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)

to the extent of any concessions, offsets, deductions, contras, returns, chargebacks or understandings with the Account Debtor therein that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account;

(d)	with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the account of the debtor;

(e)

that is not owned by Borrower or is subject to any right, claim, or interest of another Person, other than Permitted Encumbrances which are in favour of Lender or have been subordinated on terms satisfactory to Lender to Liens in favour of Lender or which otherwise rank in priority behind the Liens in favour of Lender;

(f)

that arises from a sale to or performance of services for an employee, Affiliate, Subsidiary or Shareholder of Borrower or any other Credit Party, or an entity which has common officers or directors with Borrower or any other Credit Party;

(g)	that is the obligation of an Account Debtor that is the federal, state or provincial government or a political subdivision thereof, unless Lender has agreed to the contrary in writing;

(h)

that is the obligation of an Account Debtor located other than in Canada or the continental United States unless such Account is supported by a letter of credit in which Lender has a first priority perfected security interest and Lien by possession or credit insurance acceptable to Lender (and naming Lender as loss payee);

Schedule A - 6

(i)

that is the obligation of an Account Debtor to whom Borrower is or may become liable for goods sold or services rendered by the Account Debtor to Borrower, to the extent of Borrower’s liability to such Account Debtor;

(j)

that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

(k)

that is an obligation for which the total unpaid Accounts, other than Eligible Investment Grade or Insured Accounts, of the Account Debtor exceed 10% of the aggregate of all gross Accounts as related to accounts receivable (excluding any inter-company accounts receivable), but only to the extent of such excess;

(l)

that is not paid within sixty (60) days from its due date or ninety (90) days from its invoice date or that are Accounts of an Account Debtor if 25% or more of the Accounts owing from such Account Debtor remain unpaid within such time periods

(m)	that has a due date of more than sixty (60) days from its invoice date;

(n)

that is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(o)	that arises from any bill-and-hold or other sale of goods which remain in Borrower’s possession or under Borrower’s control;

(p)	as to which Lender’s interest therein is not a first priority perfected security interest and Lien;

(q)	to the extent that such Account exceeds any credit limit established by Lender in Lender’s good faith discretion;

(r)	as to which any of Borrower’s representations or warranties pertaining to Accounts are untrue;

(s)	that represents interest payments, late or finance charges, or service charges owing to Borrower;

(t)

with respect to which the Account Debtor is located in any state of the United States or province of Canada which requires the filing of a Notice of Business Activities Report or registration or licensing to carry on business or similar report, registration or licensing in order to permit Borrower to seek judicial enforcement in such state of the United States or province of Canada of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or registration or licensing to carry on business or equivalent report, registration or licensing for the then current year unless such Account is supported by a letter of credit in which Lender has a first priority perfected security interest and Lien by possession or credit insurance acceptable to Lender (and naming Lender as loss payee); or

(u)

that is not otherwise acceptable in the good faith discretion of Lender, provided, that Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith discretion.

Schedule A - 7

“Eligible Equipment” shall mean as at the date of determination, all Equipment of Credit Parties which meets the following criteria:

(a)	the applicable Credit Party has good title to such Equipment;

(b)

the applicable Credit Party has the right to subject such Equipment to a Lien in favour of Lender; such Equipment is subject to a first priority perfected Lien in favour of Lender and is free and clear of all other Liens of any nature whatsoever, except for Permitted Encumbrances which do not have priority over the Lien in favour of Lender;

(c)	the full purchase price for such equipment has been paid by the applicable Credit Party (unless such Equipment meets all of the criteria in paragraph (d)(ii) below);

(d)	such Equipment is:

(i)

located on a premises (A) owned by the applicable Credit Party which is subject to a first priority perfected Lien in favour of Lender, or (B) leased by the applicable Credit Party where (x) the lessor has delivered to Lender an landlord waiver acceptable to Lender or (y) a rent reserve with respect to such leased premises has been established by Lender; or

(ii)	is in transit to a premises that meets the requirements of the foregoing Subsection (i) and:

(A)	such Equipment is insured to Lender’s satisfaction with Lender as first loss payee and such insurance has been assigned to Lender to its satisfaction;

(B)	such Equipment is supported by documentation acceptable to Lender (including but not limited to the original bill of lading and invoice and other documentation acceptable to Lender);

(C)

any and all amounts in respect of the Clearance Costs for such Equipment, are either: (1) supported by a letter of credit acceptable to Lender, (2) paid for by Borrower and such payments have been verified by Lender, (3) subject to customary reserves in the Borrowing Base, taking into account the expected or anticipated Clearance Costs; or (4) or subject to such other arrangement that may be satisfactory to Lender and

(D)

as to any portion of the purchase price not yet paid, reserved for in the Borrowing Base unless waivers of all repossession, revendication or similar rights of an unpaid supplier have been received to the satisfaction of Lender;

(e)

such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the applicable Credit Party in the ordinary course of business of the applicable Credit Party;

(f)

such Equipment is not subject to any agreement (other than the Loan Documents) which restricts the ability of the applicable Credit Party to use, sell, transport or dispose of such Equipment or which restricts Lender’s ability to take possession of, sell or otherwise dispose of such equipment;

(g)

either (i) an appraisal report in respect of such Equipment has been delivered to Lender setting forth the Net Orderly Liquidation Value thereof, or, (ii) in respect of Equipment that is substantially similar to existing Eligible Equipment (the “Similar Equipment”), a desktop

Schedule A - 8

appraisal report based upon the capital list, specifications (including, as applicable, make, model, controls, capacity, options, attachments, power source) and quotes or invoices (including installation costs or an estimate) in respect of such Similar Equipment delivered by Borrower to Lender;

(h)	such Equipment does not constitute “fixtures” under the Applicable Laws of the jurisdiction in which such Equipment is located; and

(i)

if such Equipment is Non-North American Equipment, Lender shall have (i) consented in its sole discretion to the inclusion of such equipment in the Borrowing Base or (ii) amended this Agreement in accordance with Section 1.13.

“Eligible Inventory” shall mean as at the date of determination, all Inventory of Credit Parties, including Inventory covered by commercial letters of credit, that meets the following criteria:

(a)

is not subject to any Liens other than Permitted Encumbrances which are in favour of Lender or have been subordinated on terms satisfactory to Lender to Liens in favour of Lender or which otherwise rank in priority behind the Liens in favour of Lender;

(b)

is located on premises owned or operated by Borrower and referenced in Disclosure Schedule (3.6) or is located on premises with respect to which Lender has received a landlord, bailee, third party distributor or mortgagee letter acceptable in form and substance to Lender or, in the sole discretion of Lender, in respect of which Lender has established an appropriate reserve;

(c)

is not in transit unless and subject to Lender’s discretion (i) title has been transferred to Borrower; (ii) the goods are in transit to Borrower’s premises; (iii) the goods are insured to Lender’s satisfaction with Lender as first loss payee and such insurance has been assigned to Lender to its satisfaction; (iv) the goods are supported by documentation acceptable to Lender (including but not limited to the original bill of lading and invoice and the documentation provided for in paragraph (d)); and (v) any and all amounts in respect of the Clearance Costs for such Inventory are either (A) supported by a letter of credit acceptable to Lender, (B) paid for by Borrower and such payments have been verified by Lender, (C) as to the Clearance Costs, reserved for in the Borrowing Base and, as to the purchase price, reserved for in the Borrowing Base unless waivers of all repossession, revendication or similar rights of an unpaid supplier have been received to the satisfaction of Lender or (D) or subject to such other arrangement that may be satisfactory to Lender;

(d)	is not covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory has been delivered to Lender;

(e)

is of good and merchantable quality, free from any defects and is not obsolete, unsalable, shopworn, damaged, unfit for further processing or of substandard quality, in Lender’s good faith credit judgment;

(f)	does not consist of: (i) discontinued items; (ii) slow-moving or excess items; or (iii) used items held for resale;

(g)

consists of raw materials or finished goods, provided that, at the Lender’s reasonable discretion, Eligible Inventory may also consist of unbranded or unprinted packaging materials which are the subject of an appraisal acceptable to the Lender;

(h)	meets all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

Schedule A - 9

(i)	is not placed by Borrower on consignment or held by Borrower on consignment from another Person;

(j)	is not held for rental or lease by or on behalf of Borrower;

(k)	does not meet or violate any warranty, representation or covenant contained in this Agreement or any other Loan Document;

(l)	is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties;

(m)

does not require the consent of any Person for the completion or manufacture, sale or other disposition of such Inventory by Lender and such completion, manufacture or sale does not constitute a breach or default under any contract or agreement to which Borrower is a party or to which such Inventory is or may become subject;

(n)	is not subject to unpaid suppliers’ repossession rights;

(o)	is in a location where the aggregate amount of Inventory that would otherwise be considered eligible, is at least $50,000; and

(p)

is otherwise acceptable in the good faith discretion of Lender, provided that, Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith discretion.

“Eligible Investment Grade or Insured Accounts” shall mean Eligible Accounts either: (a) payable by an Investment Grade Debtor; or (b) insured with an insurer which is acceptable to Lender on terms satisfactory to Lender in its sole discretion.

“EMA” shall mean the Environmental Management Act (British Columbia), the Environmental Protection Act (United States) and the similar Applicable Laws of Canada and any other province where any Collateral may be located, and any successor law or statute, as in effect from time to time or at any time.

“Environmental Laws” shall mean all federal, provincial, state, municipal and local Applicable Laws, statutes, ordinances, programs, permits, guidance, orders, decrees and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any Person and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“Equipment” shall mean all “equipment” as defined in the PPSA and, in any event, shall include tangible or corporeal property other than Inventory, now or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible or corporeal personal or movable property (other than Inventory) of every kind and description which may be now or hereafter used in such Person’s operations or which are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

Schedule A - 10

“Equivalent Amount” shall mean the amount of US$ or any other currency to which any amount in $ is equivalent as determined by Lender based on the rate of exchange available to it as determined at noon (Toronto time) on the date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Credit Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning assigned to it in Section 7.1.

“Facility Fee” shall have the meaning assigned to it in Schedule D.

“Fees” shall mean the fees due to Lender as set forth in Schedule D.

“Field Examination” shall have the meaning assigned to it in Section 6.1(c).

“Field Examination Fees” shall have the meaning assigned to it in Schedule D.

“Financial Statements” shall mean for any Person, the income statement, balance sheet and statement of cash flows of such Person, prepared in accordance with GAAP.

“Fiscal Month” shall mean a monthly accounting period of Borrower or of a Credit Party, as applicable.

“Fiscal Quarter” shall mean each three (3) month accounting period of Borrower or of a Credit Party, as applicable.

“Fiscal Year” shall mean the twelve (12) month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the term “Fiscal Year” unless Lender shall consent in writing to such change.

“FSA” shall mean the British Columbia Financial Services Authority and any Person succeeding to the functions thereof and includes any other public authority empowered or created by the PBSA.

“GAAP” shall mean in relation to any Person at any time, (a) the Accounting Standards for Private Enterprises or (b) International Financial Reporting Standards for Public Companies, as applicable, in each case, as approved by the Accounting Standards Board of Canada or its successor, applied on a basis consistent with the most recent financial statements of such Person (except for changes approved by the auditors of such Person).

“Goods” shall mean all “goods,” as such term is defined in the PPSA and, in any event, includes all things which are movable at the time Lender’s Liens attach thereto (other than money, Documents, Instruments, Accounts, Chattel Paper and Intangibles) as well as all fixtures, standing timber which is to be cut, the unborn young of animals and growing crops, all now owned or hereafter acquired by any Person, wherever located, including Equipment, Inventory and all other tangible or corporeal personal or movable property.

“Goodwill” shall mean all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements, now owned or hereafter acquired by any Person.

Schedule A - 11

“Governmental Authority” shall mean any nation or government, any state, provincial or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean any guarantee or any other agreement to perform all or any portion of the Obligations on behalf of Borrower or any other Credit Party, in favour of, and in form and substance satisfactory to, Lender, together with all amendments, modifications and supplements thereto and restatements and replacements thereof, and shall refer to such Guarantee as the same may be in effect at the time such reference becomes operative.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (a) to purchase or repurchase any such primary obligation; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” shall mean each Person which executes a Guarantee in favour of Lender in connection or as required by this Agreement. As of the Closing date, the Guarantors are 1218169 B.C. Ltd., 1218158 B.C. Ltd., The Very Good Butchers Inc., The Cultured Nut Inc., Lloyd-James Marketing Group Inc. and VGFC Holdings LLC.

“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is: (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws; (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s); or (c) any radioactive substance.

“Hazardous Waste” shall include any Hazardous Material as well as any other substance, material or waste which is now or may hereafter be classified as hazardous (or similarly classified) under any applicable legislation.

“In Place Appraised Value” means, in respect of each Credit Party Facility, the fair market value from a Lender-approved appraiser performed in accordance with the guidelines established by the Uniform Standards of Professional Appraisal Practices.

“Increase Notice” shall have the meaning assigned to such terms in Section 1.13.

“Indebtedness” of any Person shall mean: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business and not more than forty five (45) days past due); (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all Capital Lease Obligations; (e) all Guaranteed Indebtedness; (f) all Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract

Schedule A - 12

rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) the Obligations.

“Indemnified Liabilities” and “Indemnified Person” shall have the meaning assigned to such terms in Section 1.11.

“Instruments” shall mean all “instruments,” as defined in the PPSA and, in any event, includes all negotiable instruments (including all bills of exchange and promissory notes), all certificated securities or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is, in the ordinary course of business, transferred by delivery with any necessary endorsement or assignment, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intangibles” shall mean all “intangibles” as defined in the PPSA and, in any event, includes intangible or incorporeal property, real or personal, moveable or immovable now owned or hereafter acquired by any Person, including all right, title and interest which such Person may now or hereafter have in or under any Contract, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal or movable property, real or immovable property, tangible rights or intangible rights, corporeal or incorporeal rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments and rights of indemnification.

“Intellectual Property” shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

“Interest Expense” means, for any reference period and with respect to the Credit Parties, total interest expense (including that portion attributable to capitalized interest and capital leases in accordance with GAAP), premium payments, debt discount, fees, charges and related expenses with respect to all outstanding Indebtedness of the Credit Parties, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, in each case paid in cash during such period.

“Inventory” shall mean all “inventory,” as such term is defined in the PPSA, now or hereafter owned or acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property which are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

“Investment Grade Debtor” shall mean an Account Debtor of Borrower whose long-term unsecured and unsubordinated indebtedness has been rated as follows by 2 of the 3 rating agencies (or their respective successors) below:

(a)	S&P:	≥ BBB-
(b)	Moody’s:	≥ Baa3
(c)	DBRS:	≥ BBB-

Schedule A - 13

“Investment Property” shall mean all investment property now or hereafter acquired by any Person, wherever located and includes securities (whether or not certificated), securities entitlement, securities account, commodity contract or commodity account.

“Lender” shall mean Waygar Capital Inc., as agent for Ninepoint Canadian Senior Debt Master Fund L.P. and, if at any time Lender shall decide to assign or syndicate all or any of the Obligations, such term shall include such assignee or such other members of the syndicate.

“License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” shall mean, whether based on common law, statute or contract, whether choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due: (a) any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, deemed trust, requirement to pay, easement, reservation, exception, encroachment, privilege, title exception, garnishment right, prior claim or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA or comparable law of any jurisdiction); and (b) any rights of repossession or similar right of an unpaid supplier.

“Litigation” shall mean any claim, lawsuit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority.

“Loan Documents” shall mean this Agreement, each Guarantee, the Blocked Accounts Agreement, and the other documents and instruments listed in Schedule E, and all security agreements, hypothecs, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender and its affiliates) in connection with any of the foregoing.

“Loans” shall mean the Revolving Credit Loan and the Term Loan.

“Material Adverse Effect” shall mean a material adverse effect on: (a) the business, assets, operations, prospects or financial or other condition of Borrower or any other Credit Party or the industry within which Borrower or any other Credit Party operates; (b) Borrower’s or any other Credit Party’s ability to pay or perform the Obligations under the Loan Documents to which such Credit Party is a party in accordance with the terms thereof; (c) the Collateral or any realization thereof or Lender’s Liens on the Collateral or the priority of any such Lien; or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Contract” shall mean any agreement to which any Credit Party is party that constitutes a guarantee in excess of the Minimum Actionable Amount or otherwise provides for any Lien on such Credit Party’s property (other than Permitted Encumbrances), is essential to a Credit Party’s ability to carry on business as currently conducted (including without limitation, take or pay contracts and product licenses) or the breach or termination of which could otherwise give rise to a Material Adverse Effect.

“Material Intellectual Property” means, in respect of each Credit Party, all Intellectual Property owned or licensed by such Credit Party necessary to conduct its business as currently conducted, except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean, unless extended to a later date in the sole, unfettered discretion of Lender following a written request by Borrower (and subject to an extension fee), June 7, 2023, subject to an option to extend such date for a further twelve (12) months, on terms and conditions to be mutually agreed to in writing by Borrower and Lender.

Schedule A - 14

“Maximum Amount” shall mean: (a) in respect of the Revolving Credit Loan, $5,000,000 as of the Closing Date, and thereafter as such amount may be increased pursuant to Section 1.13 up to (but not to exceed) $20,000,000 or the Equivalent Amount thereof in US$; (b) in respect of the Term Loan, $50,000,000 or the Equivalent Amount thereof in US$.

“Minimum Actionable Amount” shall mean $1,000,000 or the Equivalent Amount thereof in US$.

“Miscellaneous Fees” shall have the meaning assigned to it in Schedule D.

“Multiemployer Plan” shall mean a Plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the ERISA Group or any of them is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Plan which has two (2) or more contributing sponsors (including the ERISA Group or any of them) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Income (Loss)” shall mean for any period, the aggregate net income (or loss) after taxes for such period, determined in accordance with GAAP.

“Net Orderly Liquidation Value” shall mean the net proceeds that could be expected from an orderly professionally managed liquidation sale of the Inventory or Equipment, as applicable, and expressed as a percentage of the cost of such Inventory or Equipment, from a Lender-approved appraiser performed in accordance with the guidelines established by the Uniform Standards of Professional Appraisal Practices.

“Non-North American Equipment” means any Equipment located outside of the United States and Canada.

“Notice of Advance” shall have the meaning assigned to it in Section 1.1(b).

“Obligations” shall mean all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower and any other Credit Party to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement between Borrower, such Credit Party and Lender, and all covenants and duties regarding such amounts. This term includes all principal, interest, Fees, Charges, expenses, legal fees and any other sum chargeable to Borrower under any of the Loan Documents, and all principal and interest due in respect of the Loans and all obligations and liabilities of any Guarantor under any Guarantee.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“Operating Lease” shall mean any lease of property (excluding rentals of office, retail or other space) which, in accordance with GAAP, shall be reflected as an operating lease in the financial statements of a Person.

“Patent License” shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

“Patents” shall mean all of the following in which any Person now holds or hereafter acquires any interest: (a) all patents and letters patent of the United States, Canada or any other country, all registrations and recordings thereof, and all applications for patents and letters patent of the United States, Canada or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, Canada or any province, state or

Schedule A - 15

territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patterson Facility” means the facility located at and about 220 S. 1st Street, Patterson, California.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“PBSA” shall mean the Pension Benefits Standards Act (British Columbia) and the similar Applicable Laws of any other province or territory of Canada, as in effect from time to time or at any time.

“Pension Event” shall mean: (a) the existence of any unfunded liability or windup or withdrawal liability, including contingent withdrawal or windup liability, or any solvency deficiency in respect of any Plan; (b) the whole or partial termination or windup of any Plan or occurrence of any act, event or circumstance which could give rise to the whole or partial termination or windup of any Plan; (c) the failure to make any contribution or remittance in respect of any Plan when due; (d) the failure to file any report, actuarial valuation, return, statement or other document, when due, in respect of any Plan; (e) the existence of any Lien except in respect of current contribution amounts not due in connection with any Plan; or (f) the establishment or commencement to contribute to any Plan not in existence on the date thereof.

“Permitted Acquisition” means any Acquisition which meets the following criteria:

(a)	Lender shall receive at least fifteen (15) days prior written notice of such Acquisition, which notice shall include a description of such proposed Acquisition;

(b)	at the time of the Acquisition there exists no Default or Event of Default and there shall exist no Default or Event of Default resulting from the completion of the Acquisition;

(c)

Borrower shall have provided a Compliance Certificate demonstrating the financial covenants required to be met pursuant to both Section 5.1(a) (taking into account any revised projections delivered and approved in accordance with Section 4.1(e)) and Section 5.1(b) have been met and will continue to be met, on a pro forma basis, after the completion of such Acquisition;

(d)

the aggregate amount of the consideration paid in respect of such Acquisition (inclusive of the value of all cash paid or payable, Indebtedness assumed and Shares issued) is not more than $100,000,000 (or the Equivalent Amount thereof in any other currency other than Canadian Dollars), unless Lender has consented in writing to the amount of consideration to be paid, which consent will not be unreasonably withheld or delayed;

(e)

Lender shall have received copies of any business, financial, accounting, tax and legal and environmental due diligence prepared by the Borrower with respect to the target of such Acquisition, and shall be satisfied with the same, acting reasonably and without delay in the review thereof;

(f)

if any owned real property is acquired in connection with such Acquisition, Lender shall have received copies of any real property due diligence prepared by or on behalf of the Borrower with respect to such real property, and shall be satisfied with the same, acting reasonably and without delay in the review thereof;

(g)

the business subject to such Acquisition shall have its primary operations in Canada or the United States of America and shall be in a business similar, ancillary or reasonably related to the business of the Borrower, provided that if such Acquisition shall have its primary operations outside of Canada or the United States of America and meet all of the other requirements of this Agreement to constitute a Permitted Acquisition, such Acquisition shall

Schedule A - 16

be permitted, but the Accounts and Inventory acquired in such Acquisition or generated by the target thereof may, in Lender’s reasonable discretion, not be considered Eligible Accounts or Eligible Inventory until Lender has received satisfactory legal advice concerning the treatment of Accounts and Inventory in applicable jurisdictions and, if reasonably required by Lender, Lender and Borrower have agreed, in good faith, to any required amendments to the definitions of Eligible Accounts or Eligible Inventory to address the treatment of Accounts and Inventory in such applicable jurisdictions;

(e)

the applicable Credit Party shall promptly (and in any event within ten (10) Business Days) thereafter: (a) cause any Persons acquired as part of such Acquisition to become a Credit Party hereunder and deliver all Loan Documents required to be delivered by a Credit Party hereunder (including all of the documentation required for a Credit Party listed on Schedule E hereto); and (b) take all other actions required by Lender to perfect Lender’s first priority Liens upon the Collateral, unless Lender has, in its discretion agreed in writing to allow Indebtedness and Liens in respect of such Indebtedness to remain outstanding in respect of such Acquisition, on terms and conditions acceptable to Lender; and

(f)

on or prior to the date of the Acquisition, Lender shall receive copies of the acquisition agreement and such other material agreements related to the Acquisition as may be reasonably requested by Lender.

“Permitted Contest” means action taken by or on behalf of a Credit Party in good faith by appropriate proceedings diligently pursued to contest any claim, provided that:

(a)	the Credit Party in respect of which the claim being contested is relevant has established reasonable reserves therefor if and to the extent required by GAAP;

(b)	proceeding with such contest does not have, and could not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the Collateral.

“Permitted Encumbrances” shall mean (provided same shall not constitute any agreement by Lender to subordinate any of its Liens to same) the following encumbrances:

(a)

any Lien created by, or arising under a statute or regulation or common law (in contrast with Liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, employment insurance, employers’ health tax or other social security or statutory obligations that secure amounts that are not yet due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the applicable Credit Parties’ books and records and a stay of enforcement of the Lien is in effect;

(b)

Liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;

(c)

any construction, workers’, materialmen’s or other like Lien created by Applicable Law (in contrast with Liens voluntarily granted), arising in connection with construction or maintenance in the ordinary course of business, in respect of obligations which are not due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on any Credit Parties’ books and records and a stay of enforcement of the Lien is in effect;

Schedule A - 17

(d)

any Lien for Taxes not due or being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established on the applicable Credit Parties’ books and records and a stay of enforcement of the Lien is in effect;

(e)

minor imperfections in title on real property that do not materially detract from the value of the real property subject thereto and do not materially impair any Credit Parties’ ability to carry on its business or Lender’s rights and remedies under the Loan Documents;

(f)

restrictions, easements, rights-of-way, servitudes or other similar rights in land (including rights-of-way, and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of any Credit Party, of the real property subject to the restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons and, in each case, which do not impair the use and operation of the business by the Credit Party or Lender’s rights and remedies under the Loan Documents;

(g)

the rights reserved to or vested in any Person by the terms of any lease, licence, franchise, grant or permit held by any Credit Party or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(h)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(i)

restrictive covenants affecting the use to which real property may be put, provided that the covenants are complied with and do not materially detract from the value of the real property concerned or materially impair its use in the operations of any Credit Party or impair Lender’s rights and remedies under the Loan Documents;

(j)	Liens in favour of Lender created by the Loan Documents;

(k)

Liens disclosed in Disclosure Schedule (5.2(e)) but only to the extent such Liens conform to their description in Disclosure Schedule (5.2(e)), and includes any extension or renewal thereof provided the amount secured thereby does not exceed the original amount secured immediately prior to the extension, renewal or refinancing and the scope of security creating the Lien is not extended;

(l)	Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted under Section 5.2(b);

(m)	Liens in favour of Royal Bank of Canada in cash collateral limited to $100,000, to secure credit card liabilities and any obligations owing under any global payment transfer systems;

(n)

Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person, provided that such Liens do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person or impair Lender’s rights and remedies under the Loan Documents;

(o)	servicing agreements, development agreements, site plan agreements, and other agreements with governmental entities pertaining to the use or development of any of the

Schedule A - 18

assets of the Person, provided same are complied with and do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required or impair Lender’s rights and remedies under the Loan Documents; and

(p)

applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person or impair Lender’s rights and remedies under the Loan Documents.

“Permitted Restricted Payments” shall mean any payment, loan, contribution, or other transfer of funds or other property to any Shareholder of a Credit Party: (a) so long as no Default or Event of Default has occurred and is continuing or would arise as a result therefrom, and Borrower has provided a Compliance Certificate demonstrating the financial covenants required to be met pursuant to both Section 5.1(a) and Section 5.1(b) have been met and will continue to be met after the making of such payment, loan, contribution, or other transfer of funds or other property to any Shareholder; (b) to the extent such Shareholder is a Credit Party; or (c) which payment constitutes the payment of reasonable management, consulting or other fees for management or similar services made in the ordinary course of business, consistent with the compensation framework dated January 25, 2021, a copy of which has been provided to Lender.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, legal person, institution, public benefit corporation, entity or government (whether federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Plan” shall mean: (a) any employee pension benefit plan which any Credit Party sponsors or maintains or to which it makes or is making or is required to make contributions, and includes any pension or benefit plan regulated by the FSA or similar authority or otherwise subject to the PBSA; and (b) an employee pension benefit plan which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either: (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (b) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“PPSA” shall mean the Personal Property Security Act (or any successor statutes) as the same may, from time to time, be in effect in the Province of British Columbia; provided, that in the event that, by reason of mandatory provisions of Applicable Law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of Ontario, the term “PPSA” shall mean the Personal Property Security Act or a similar act or statute as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Prepayment Fee” shall have the meaning assigned to it in Schedule D.

“Proceeds” shall mean “proceeds,” as such term is defined in the PPSA and, in any event, includes whatever is received or receivable upon the sale, exchange, collection or other disposition of the Collateral and, in any event shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to Borrower or any other Credit Party from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower or any other Credit Party from time to time in connection with any requisition, confiscation, expropriation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under colour of

Schedule A - 19

Governmental Authority); (c) any claim of Borrower or any other Credit Party against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (d) any recoveries by Borrower or any other Credit Party against third parties with respect to any litigation or dispute concerning any Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any Collateral, upon disposition or otherwise.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Projections” shall mean the projected consolidated and, when requested, consolidating, income statement, balance sheet and statement of cash flows of Credit Parties for any future period, including forecasted Capital Expenditures.

“Purchase Money Indebtedness” shall mean: (a) any Indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset; (b) any Indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset; and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” shall mean any Lien upon any fixed assets which secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Real Property” shall have the meaning assigned to it in Section 3.15.

“Release” shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Requirement of Law” shall mean as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Applicable Law or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Credit Party’s Shares; (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or any other Credit Party in violation of any subordination or other agreement made in favour of Lender, but subject in all cases to the subordination, priority or intercreditor agreement with Lender; (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Credit Party’s Shares or Indebtedness or any other payment, voluntary prepayment or distribution made in respect thereof, either directly or indirectly other than: (i) that arising under this Agreement, or (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination, priority or intercreditor agreement made in favour of Lender) described in Disclosure Schedule (5.2(b)) or otherwise permitted under Section 5.2(b)(vi); or (d) any payment, loan, contribution, or other transfer of funds or other property to any Shareholder of such Person which is not expressly and specifically permitted in this Agreement; provided, that no payment to Lender shall constitute a Restricted Payment.

Schedule A - 20

“Revolving Credit Advance” shall have the meaning assigned to it in Section 1.1(a).

“Revolving Credit Loan” shall mean at any time the sum of: (a) the aggregate amount of Revolving Credit Advances then outstanding; and (b) the amount of accrued but unpaid interest thereon.

“Revolving Credit Loan Borrowing Base” shall mean an amount equal to Subsection (a) of the definition of Borrowing Base less Subsection (c) of the definition of Borrowing Base.

“Revolving Credit Rate” shall have the meaning assigned to it in Section 1.5.

“Rupert Facility” means the facility located at and about 2748 Rupert Street, Vancouver, BC V5M 3T7.

“Sanctioned Person” means, at any time; (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority; (b) any Person located, organized or resident in a jurisdiction subject to any Sanctions; or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State) or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Credit Party or any of their respective subsidiaries or Affiliates.

“Shareholder” shall mean each holder of Shares of Borrower or any other Credit Party.

“Shares” shall mean all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common shares, preferred shares, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) or “security” (as defined in the Securities Act (Ontario) or any other applicable Canadian provincial legislation or regulations thereunder).

“Subordinated Debt” means, without duplication, indebtedness for borrowed money incurred, assumed or guaranteed by any Credit Party which unless Lender agrees otherwise, is expressly postponed and subordinated in right of payment to the Obligations pursuant to a written postponement and subordination agreement in form and substance acceptable to Lender, acting reasonably.

“Subsidiary” shall mean, with respect to any Person: (a) any corporation of which an aggregate of more than 50% of the outstanding Shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Shares of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Shares whether by proxy, agreement, operation of law or otherwise; and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

Schedule A - 21

“Taxes” shall mean taxes (including goods and services taxes and applicable sales taxes), duties, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

“Term Loan” shall mean at any time the sum of: (a) the aggregate amount of Term Loan Advances then outstanding; and (b) the amount of accrued but unpaid interest thereon.

“Term Loan Advance” shall have the meaning assigned to it in Section 1.1(a).

“Term Loan Borrowing Base” shall mean an amount equal to Subsection (b) of the definition of Borrowing Base less Subsection (c) of the definition of Borrowing Base.

“Termination Date” shall mean the date on which the indefeasible payment in full of the Obligations has occurred and Lender has no further obligation to advance funds, or otherwise extend or continue any credit hereunder (whether due to the Maturity Date or otherwise pursuant to the terms hereof).

“Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark or Trademark registration.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, Canada, any Province, State or Territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Unused Line Fee” shall have the meaning assigned to it in Schedule D.

“US Dollar Interest Rate” shall mean 9.95% per annum.

“US Dollars” or “US$” shall mean the lawful currency of the United States of America.

“WEPPA Claims” means any claims made against the Credit Parties pursuant to the Wage Earner Protection Program Act, S.C. 2005, c. 47, s.1, as the same may be amended, restated or replaced from time to time.

Schedule A - 22

SCHEDULE B

LENDER’S AND BORROWER’S ADDRESSES FOR NOTICES

Lender’s Address:

25 King Street West, Suite 1700

Toronto, Ontario M5L 2A1

Attention:	Aaron Ehgoetz, Mark Wilk and Don Rogers
Email:	[***Redacted – Personally Identifying Information***], [***Redacted – Personally

Identifying Information***], and [***Redacted – Personally Identifying

Information***]

Borrower’s Address:

2748 Rupert Street

Vancouver, BC V5M 3T7

Attention:	Chief Financial Officer
Email:	[***Redacted – Personally Identifying Information***]

Credit Parties’ Address:

c/o Borrower’s address above (unless otherwise specified below).

Schedule B - 1

SCHEDULE C

CASH MANAGEMENT SYSTEM

Borrower agrees to establish, and to maintain, until the Termination Date, the cash management system described below:

1.

No Credit Party: (a) shall (nor shall it permit any of its Subsidiaries to) open or maintain any deposit, chequing, operating or other bank account, or similar money handling account, with any bank or other financial institution except at the Blocked Account Banks or as permitted by Lender in its sole discretion and as identified in Attachment 1 hereto; and (b) shall close or permit to be closed any of the accounts identified in Attachment 1 without Lender’s prior written consent, and then only after such Credit Party has implemented agreements with a bank or financial institution acceptable to Lender.

2.

Commencing on the Closing Date and until the Termination Date, all monies (which term when used in this Agreement includes all cheques, bills of exchange and other payment instruments as well as cash) received by the Credit Parties, including, but not limited to, any receipts in payment of any Accounts or in respect of any insurance proceeds, whether or not a notice and direction has been sent to the Credit Parties’ Account Debtors, shall be received and held, and shall be deemed to be received and held, in trust for Lender and shall be, and shall be deemed to be, kept separate and apart from the Credit Parties’ own funds and immediately deposited by it on a daily basis in one or more blocked accounts set up for this purpose and listed in Attachment 1 hereto (collectively, the “Blocked Accounts”). The Credit Parties shall execute and deliver to Lender, blocked accounts or deposit control accounts agreements (collectively “Blocked Account Agreements”) in respect of all such accounts, the receipt of which is a condition precedent to any accommodation of credit hereunder.

3.

The Blocked Account Agreements shall provide that upon delivery of a notice to the Blocked Account Banks, in the form required by the Blocked Account Agreements (each an “Activation Notice”), at the sole discretion of Lender following the occurrence and during the continuance of an Event of Default, the Blocked Account Banks have no Liens upon, or right to set off against, the Disbursement Accounts (except for customary services charges), the items received for deposit therein, or the funds from time to time on deposit therein, that Lender has a security interest in the funds from time to time on deposit therein and that until receipt by the Blocked Account Banks of an Activation Notice, the Blocked Account Banks will comply only with the transfer, withdrawal and disbursement instructions of the Borrower and after receipt of an Activation Notice, the Blocked Account Banks will comply only with the transfer, withdrawal and disbursement instructions of Lender.

4.

Prior to the delivery of an Activation Notice, the Borrower and each other Credit Party shall be authorized to operate all accounts, including the Blocked Accounts. After the delivery of an Activation Notice:

(a)	any funds that are transferred to Lender from the Blocked Accounts shall be credited against the Loan,

(b)	the Borrowers shall make all of their payments (other than payments on the Loan) and disbursements only from the Disbursement Accounts; and

(c)

each Credit Party and all of their affiliates, subsidiaries, officers, employees, agents and directors (each, a “Related Person”) shall, acting as trustee for Lender, receive, as the property of Lender (to the extent of the outstanding obligations of the Borrower hereunder), any monies, cheques, notes, drafts or any other payment which comes into the possession or under the control of a Credit Party or, in the case of any Related Person, comes into its

Schedule C - 1

possession or under its control and is rightfully that of a Credit Party, and immediately upon receipt thereof where received by a Credit Party or upon becoming aware of the receipt thereof where received by a Related Person, such Credit Party shall deposit or shall cause the same to be deposited in the Disbursement Account or the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with any of the funds of a Credit Party. Each Credit Party agrees to reimburse Lender on demand for any amounts owed or paid to the Blocked Account Banks by Lender regarding the Blocked Accounts or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender’s payments to or indemnification of such bank or Person.

5.

Borrower may maintain, in its name, accounts (the “Disbursement Accounts”) at Blocked Account Banks into which Lender shall, from time to time, deposit proceeds of Advances made pursuant to Section 1.1 for use solely in accordance with the provisions of Section 1.3. All of the Disbursement Accounts as of the Closing Date are listed in Attachment 1 hereto.

4.

Upon the request of Lender, each Credit Party shall forward to Lender, on a daily basis, evidence of the deposit of all items of payment received by such Credit Party into the Blocked Accounts and copies of all such cheques and other items, together with a statement showing the application of those items relating to payments on Accounts to outstanding Accounts and a collection report with regard thereto in form and substance satisfactory to Lender.

Schedule C - 2

ATTACHMENT 1 TO SCHEDULE C

LIST OF BANK ACCOUNTS

[Omitted pursuant to Instruction 19 of Form 20-F]

Schedule C - 3

SCHEDULE D

FEES

1.	Unused Line Fee: [***].

2.	Facility Fee: [***]

3.	Collateral Monitoring Fee: [***]

4.	Prepayment Fee: [***]

5.

Field Examination Fees: Borrower will reimburse Lender for Lender’s reasonable charges in respect of audit reviews, Field Examinations and collateral examinations to the extent permitted hereunder, including the standard charges of the Lender’s field examiner, and all out-of-pocket expenses incurred in connection therewith and applicable taxes.

Schedule D - 1

6.

Appraisal Fees: Borrower will reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with the appraisals of Inventory and Equipment conducted for Lender by an appraisal firm acceptable to Lender.

7.

Miscellaneous Fees: Borrower shall be liable for all of Lender’s reasonable out-of-pocket customary miscellaneous fees for activities undertaken by Lender, including additional uploads, amendments, waivers and other matters.

Schedule D - 2

SCHEDULE E

SCHEDULE OF DOCUMENTS

The obligation of Lender to make the initial Advances and extend other credit is subject to satisfaction of the condition precedent that Lender shall have received the following, each, unless otherwise specified below or the context otherwise requires, dated the Closing Date, in form and substance satisfactory to Lender and its counsel:

PRINCIPAL LOAN DOCUMENTS

1.	Loan Agreement. This Agreement duly executed by Borrower and the other Credit Parties party thereto.

2.	Borrowing Base Certificate. A Borrowing Base Certificate duly executed by an Authorized Officer of Borrower.

3.	Notice of Advance. An original Notice of Advance duly executed by an Authorized Officer of Borrower.

4.

Warrants. Common share purchase warrants, in a form satisfactory to Lender, to acquire 225,000 common shares in the capital of the Borrower for a period of 60 months, with an exercise price equal to 25% above the closing price as of the Closing Date, provided that the delivery of same shall be completed in accordance with, and subject to, Section 2.3 of this Agreement.

COLLATERAL DOCUMENTS

1.

Acknowledgement Copies of Financing Statements. Acknowledgement copies of proper financing statements and notices of recording under the PPSA duly filed in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Lien on the Collateral.

2.

Searches. Certified copies of PPSA searches or other evidence satisfactory to Lender, listing all effective financing statements and recordations which name Borrower and each other applicable Credit Party (under present name, any previous name or any trade or doing business name) as debtor and together with copies of such other financing statements.

3.

GSAs/Hypothecs. General security agreements and hypothecs of moveable property from each Credit Party granting a first priority Lien, subject to Permitted Encumbrances, in favour of Lender, in form and substance satisfactory to Lender in its sole, unfettered discretion (but not contradicting the terms hereof).

4.

Pledge of Shares. A pledge of all of the issued and outstanding shares of each direct and indirect Subsidiary of the Borrower, including as at the Closing Date, each of the Guarantors, together with the original share certificates representing such shares.

5.

Intellectual Property Documents. Agreements relating to the granting to Lender of a security interest in Intellectual Property of Borrower to the extent applicable in a form suitable for filing with the appropriate federal filing office.

6.

Other Recordings and Filings. Evidence of the completion of all other recordings and filings (including termination statements and other Lien release documentation) as may be necessary or, in the opinion of and at the request of Lender, desirable to perfect Lender’s Lien on the Collateral and ensure such Collateral is free and clear of other Liens (except Permitted Encumbrances).

Schedule E - 1

7.	Accounts Receivable Insurance. If any Credit Party obtains any accounts receivable insurance, an assignment of accounts receivable insurance in favour of Lender in a form satisfactory to Lender.

THIRD PARTY AGREEMENTS

1.

Landlord and Mortgagee Consents. Unless otherwise agreed to in writing by Lender, duly executed landlord (in form and substance satisfactory to Lender in its sole discretion), bailee, third party distributor and mortgagee waivers and consents from the landlords, bailees, third party distributors and mortgagees of all of Borrower’s leased or owned locations where Collateral is held, in each case, in form and substance satisfactory to Lender.

2.	Cash Management System. Duly executed Blocked Accounts Agreement and, if required by Lender, pledged account agreements in respect of the Disbursement Accounts as contemplated by Schedule C.

3.	Guarantees and Postponements. Guarantees and Postponements of Claim executed by the following each of the Guarantors.

OTHER DOCUMENTS

1.	Insurance Policies. Originals or copies of insurance policies described in Section 3.16, together with evidence showing loss payable or additional insured clauses or endorsements in favour of Lender.

2.

Existing Lease Agreements. Copies of any existing real property leases and equipment leases to which Borrower is a party and any other document or instrument evidencing or relating to existing Indebtedness of Borrower, together with all certificates, opinions, instruments, security documents and other documents relating thereto, all of which shall be satisfactory in form and substance to Lender, certified by an Authorized Officer of Borrower as true, correct and complete copies thereof.

3.	CRA Consent. Canada Revenue Agency (“CRA”) business consent form whereby each Credit Party requested by Lender provides its authorization and consent for Lender to communicate directly with CRA.

Schedule E - 2

SCHEDULE F

MATERIAL CONTRACTS

1.	Sub-Lease Agreement dated January 1, 2019 with Irene’s Bakery Ltd., in respect of the Victoria.

2.	The Lease Agreement with Hudson Retail Inc., (current location of the Victoria Butcher Shop & Restaurant)

3.	Industrial Lease with MPW Properties Partnership in respect of the Rupert Facility.

4.	dated January 22, 2020 with Nicola V.A. Nickel Inc. in respect of Mount Pleasant.

5.	The Lease Agreement dated August 31, 2020 with Traina Pacific, Inc. in respect of the Patterson Facility.

6.	Lease dated September 22, 2020 with Khanuja Investments Ltd. (new location of the Victoria Butcher Shop & Restaurant).

Schedule F - 1

EXHIBIT A

FORM OF NOTICE OF ADVANCE

(Letter to be typed on Borrower’s Letterhead)

[DATE]

Waygar Capital Inc.

25 King Street West, Suite 1700

Toronto, Ontario M5L 2A1

Attention:	Aaron Ehgoetz, Mark Wilk and Don Rogers
Email:	[***Redacted – Personally Identifying Information***], [***Redacted – Personally Identifying
Information***], and [***Redacted – Personally Identifying Information***]

BORROWING NOTICE

We refer to the loan agreement dated as of June 7, 2021 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement), among The Very Good Food Company Inc. (“Borrower”) and Waygar Capital Inc., as agent for Ninepoint Canadian Senior Debt Master Fund L.P. (“Lender”).

We hereby instruct and authorize Lender to make Revolving Credit Advances to our disbursement account(s), subject to and in accordance with the terms and provisions of the Agreement to the account numbers specified below and to charge Borrower’s loan account with each such Revolving Credit Advance(s).

Borrower hereby request an advance (the “Advance”) be made as follows:

A.	The date of Advance: ______________________

B.	Type/amount of Advance:

Canadian Dollar Interest Rate based Advance (CAD$):     ______________________

US Dollar Interest Rate based Advance (US$):     ______________________

C. Proceeds of the Advance are to be directed as follows:

CAD$ #:                         ______________________

US$ #:                             ______________________

Borrower hereby confirms as follows:

(a)	Each of the representations and warranties made by each of the Credit Parties in or pursuant to the Agreement and the other Loan Documents are true and correct in all material respects on and

Exhibit A - 1

as of the date hereof as if made on and as of such date, except as Lender may have otherwise agreed to herein or in a separate writing.

(b)	No Default has occurred as of the date hereof or will occur after the making of the Advance(s) requested hereunder.

DATED this ______ day of ______________________, 20___.

BORROWER: THE VERY GOOD FOOD COMPANY INC.

By:
Name: Title:

Exhibit A - 2

EXHIBIT B

OTHER REQUIRED REPORTS AND INFORMATION

Nil

Exhibit B - 1

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

(See Attached)

[Omitted pursuant to Instruction 19 of Form 20-F]

Exhibit C - 1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

TO:	Waygar Capital Inc., as agent for Ninepoint Canadian Senior Debt Master Fund L.P. (“Lender”)

The undersigned, _________________ [TITLE of AUTHORIZED OFFICER], of The Very Good Food Company Inc. (“Borrower”), pursuant to the provisions of the loan agreement dated as of June 7, 2021, among, inter alia, Lender and Borrower (as amended, restated, supplemented, replaced or otherwise modified from time to time the “ Agreement”), DOES HEREBY CERTIFY in [his/her] capacity as an authorized officer of Borrower and not in [his/her] personal capacity that:

1.

The Financial Statements attached hereto fairly and accurately represent Credit Parties’ financial condition at the end of the particular accounting period set out in such Financial Statements, as well as Credit Parties’ operating results during such accounting period, subject to year-end audit adjustments;

2.

A review of such Financial Statements and of the activities of Credit Parties’ during the period covered by such Financial Statements has been made under my supervision with a view to determining whether Borrower and the Subsidiaries have fulfilled all of their obligations;

3.	From the commencement of the accounting period set out in such Financial Statements to the date hereof:

(a)	each of Credit Parties has fulfilled each of its respective obligations under each of the Loan Documents to which it is a party;

(b)	there has been no Default or Event of Default under the Agreement;

(c)	Borrower is not aware of any event or circumstance which could reasonably have or could reasonably have had a Material Adverse Effect;

(d)

the representations and warranties contained in the Agreement and the other Loan Documents are correct in all material respects on and as of the date hereof as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent that Lender has been notified in writing by Borrower that any representation or warranty is not correct and Lender has explicitly waived in writing compliance with such representation or warranty;

(e)

Credit Parties have been in full compliance with all covenants set out in the Agreement, including Financial Covenants as evidenced by the calculations attached hereto as Attachment 1 (but, for certainty, subject to the proviso at the end of Section 5.1);

(f)

no new Subsidiaries were formed or acquired since the end of the previous Fiscal Quarter [other than each of the following which have become Credit Parties in accordance with Section 3.7 or 5.2(a) of the Credit Agreement]: [If acquired or formed, indicate for each such Subsidiary, the date of the formation or acquisition];

(g)

no change in GAAP or in the application thereof has occurred since the date of the most recent audited annual Financial Statements of Borrower delivered to Lender [If a change has occurred, specify the details of the change and its effect on the accompanying Financial Statements]; and

[if any of the foregoing is incorrect, revise wording accordingly to include particulars of any variation.]

Exhibit D - 1

4.	Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on behalf of Borrower as of the _______ day of _______________, 20___.

By:
Name:
Title of Authorized Officer

Exhibit D - 2

ATTACHMENT “1”TO EXHIBIT D FINANCIAL COVENANTS
COMPANY NAME	THE VERY GOOD FOOD COMPANY INC.

QUARTERLY CERTIFICATE	20

A.∎

Exhibit D - 3

DISCLOSURE SCHEDULE (3.2)

CORPORATE NAMES

[Omitted pursuant to Item 19 of Form 20-F]

DISCLOSURE SCHEDULE (3.6)

REAL ESTATE; PROPERTY

[Omitted pursuant to Item 19 of Form 20-F]

DISCLOSURE SCHEDULE (3.7)

SHARES; AFFILIATES

[***]

Outstanding Warrants and Stock Options of The Very Good Food Company Inc.

Warrants

The following table summarizes information about warrants of The Very Good Food Company Inc.’s warrants that are outstanding and exercisable at June 1, 2021. Warrants are exercisable only for common shares, unless otherwise noted.:

[***]

Options

The following is a summary of the options that have been issued to directors, officers, employees and consultants of The Very Good Food Company Inc. pursuant to its stock option plan and are outstanding as at June 1, 2021.

[***]

DISCLOSURE SCHEDULE (3.9)

TAXES

Nil.

DISCLOSURE SCHEDULE (3.11)

PENSION PLANS

Nil.

DISCLOSURE SCHEDULE (3.12)

LITIGATION

Nil.

DISCLOSURE SCHEDULE (3.13)

MATERIAL INTELLECTUAL PROPERTY

Trademarks

[***]

Trade Secrets

[***]

DISCLOSURE SCHEDULE (3.15)

ENVIRONMENTAL MATTERS

Nil.

DISCLOSURE SCHEDULE (3.16)

INSURANCE

[Omitted pursuant to Instruction 19 of Form 20-F]

DISCLOSURE SCHEDULE (5.2(B))

INDEBTEDNESS

[Omitted pursuant to Instruction 19 of Form 20-F]

DISCLOSURE SCHEDULE (5.2(E))

LIENS

[Omitted pursuant to Instruction 19 of Form 20-F]